Exhibit 10(e)

CREDIT AND SECURITY AGREEMENT

DATED AS OF AUGUST 1, 2004

AMONG

PPL RECEIVABLES CORPORATION, AS BORROWER,

PPL ELECTRIC UTILITIES CORPORATION, AS SERVICER,

BLUE RIDGE ASSET FUNDING CORPORATION,

THE LIQUIDITY BANKS FROM TIME TO TIME PARTY HERETO

AND

WACHOVIA BANK, NATIONAL ASSOCIATION, AS AGENT

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT, dated as of August 1, 2004 is entered into by and among:

(a)    PPL RECEIVABLES CORPORATION, a Delaware corporation ("Borrower"),

(b)    PPL Electric Utilities Corporation, a Pennsylvania corporation ("PPL Electric"), as initial Servicer (the Servicer together with Borrower, the "PPL Electric Parties" and each, a "PPL Electric Party"),

(c)    The entities listed on Schedule A to this Agreement (together with any of their respective successors and assigns hereunder, the "Liquidity Banks"),

(d)    Blue Ridge Asset Funding Corporation, a Delaware corporation ("Blue Ridge"), and

(e)    Wachovia Bank, National Association, as agent for the Lenders hereunder or any successor agent hereunder (together with its successors and assigns hereunder, the "Agent").

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I and if not defined in Exhibit I, shall have the meanings assigned to such terms in the Receivables Sale Agreement.

PRELIMINARY STATEMENTS

Borrower desires to borrow from the Lenders from time to time.

Blue Ridge may, in its absolute and sole discretion, make Advances to Borrower from time to time.

In the event that Blue Ridge declines to make any Advance, the Liquidity Banks shall, at the request of Borrower, make Advances from time to time.

Wachovia Bank, National Association has been requested and is willing to act as Agent on behalf of Blue Ridge and the Liquidity Banks in accordance with the terms hereof.

Article I

The Advances

Section 1.1    Credit Facility.

(a)    Upon the terms and subject to the conditions hereof, from time to time prior to the Facility Termination Date:

    (i)    Borrower may, at its option, request Advances from the Lenders in an aggregate principal amount at any one time outstanding not to exceed the lesser of the Aggregate Commitment and the Borrowing Base (such lesser amount, the "Borrowing Limit"); and

    (ii)    Blue Ridge may, at its option, make the requested Advance, or if Blue Ridge shall decline to make any Advance, except as otherwise provided in Section 1.2, the Liquidity Banks severally agree to make Loans in an aggregate principal amount equal to the requested Advance.

Each of the Advances, and all other Obligations, shall be secured by the Collateral as provided in Article XIII. It is the intent of Blue Ridge to fund all Advances by the issuance of Commercial Paper.

(b)    Borrower may, upon at least thirty (30) days' notice to the Agent, terminate in whole or reduce in part, ratably among the Liquidity Banks, the unused portion of the Aggregate Commitment; provided that each partial reduction of the Aggregate Commitment shall be in an amount equal to $10,000,000 (or a larger integral multiple of $1,000,000 if in excess thereof) and shall reduce the Commitments of the Liquidity Banks ratably in accordance with their respective Pro Rata Shares.

Section 1.2    Increases.

Borrower shall provide the Agent with at least two (2) Business Days' (or in the case of the Advance made on the Closing Date, one (1) Business Days') prior notice in a form set forth as Exhibit II hereto of each Advance (each, a "Borrowing Notice"). Each Borrowing Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested increase in Aggregate Principal (which shall not be less than $1,000,000 or a larger integral multiple of $100,000) and the Borrowing Date and, in the case of an Advance to be funded by the Liquidity Banks, the requested Interest Rate and Interest Period. Following receipt of a Borrowing Notice, the Agent will determine whether Blue Ridge agrees to make the requested Advance. If Blue Ridge declines to make a proposed Advance, Borrower may cancel the Borrowing Notice or, in the absence of such a cancellation, the Advance will be made by the Liquidity Banks; provided, however, that in no event will more than four (4) Advances be made during any calendar month. On the date of each Advance, upon satisfaction of the applicable conditions precedent set forth in Article VI, Blue Ridge or the Liquidity Banks, as applicable, shall deposit into the Facility Account, in immediately available funds, no later than 2:00 p.m. (New York time), an amount equal to in the case of Blue Ridge, the principal amount of the requested Advance or in the case of a Liquidity Bank, such Liquidity Bank's Pro Rata Share of the principal amount of the requested Advance.

Section 1.3    Decreases.

Except as provided in Section 1.4, Borrower shall provide the Agent with prior written notice in conformity with the Required Notice Period (a "Reduction Notice") of any proposed reduction of Aggregate Principal. Such Reduction Notice shall designate the date (the "Proposed Reduction Date") upon which any such reduction of Aggregate Principal shall occur (which date shall give effect to the applicable Required Notice Period), and the amount of Aggregate Principal to be reduced which shall be applied ratably to the Loans of Blue Ridge and the Liquidity Banks in accordance with the amount of principal (if any) owing to Blue Ridge, on the one hand, and the amount of principal (if any) owing to the Liquidity Banks (ratably, based on their respective Pro Rata Shares), on the other hand (the "Aggregate Reduction"). Only one (1) Reduction Notice shall be outstanding at any time.

Section 1.4    Deemed Collections; Borrowing Limit.

(a)    If on any day:

    (i)    the Outstanding Balance of any Receivable is reduced as a result of any cash discount or any other adjustment by any Originator or any Affiliate thereof, or as a result of any tariff or other governmental or regulatory action, or

    (ii)    the Outstanding Balance of any Receivable is reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or

    (iii)    the Outstanding Balance of any Receivable is reduced on account of the obligation of any Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

    (iv)    the Outstanding Balance of any Receivable is less than the amount included in calculating the Net Pool Balance for purposes of any Monthly Report (for any reason other than such Receivable becoming a Defaulted Receivable), or

    (v)    any of the representations or warranties of Borrower set forth in Section 5.1(b), Section 5.1(e), Section 5.1(f), Section 5.1(h), Section 5.1(i), Section 5.1(q), Section 5.1(r), Section 5.1(s) or Section 5.1(t) were not true when made with respect to any Receivable, then, on such day, Borrower shall be deemed to have received a Collection of such Receivable (A) in the case of clauses (i) - (iv) above, in the amount of such reduction or cancellation or the difference between the actual Outstanding Balance and the amount included in calculating such Net Pool Balance, as applicable; and (B) in the case of clause (v) above, in the amount of the Outstanding Balance of such Receivable and, effective as of the date on which the next succeeding Monthly Report is required to be delivered, the Borrowing Base shall be reduced by the amount of such Deemed Collection.

(b)    Borrower shall ensure that the Aggregate Principal at no time exceeds the Borrowing Limit. If at any time the Aggregate Principal exceeds the Borrowing Limit, Borrower shall pay to the Agent not later than the next succeeding Business Day an amount to be applied to reduce the Aggregate Principal (as allocated by the Agent), such that after giving effect to such payment the Aggregate Principal is less than or equal to the Borrowing Limit.

Section 1.5    Payment Requirements.

All amounts to be paid or deposited by any PPL Electric Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York time) on the day when due in immediately available funds, and if not received before 12:00 noon (New York time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to a Lender they shall be paid to the Agent's Account, for the account of such Lender, until otherwise notified by the Agent. All computations of CP Costs, Interest, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

Section 1.6    Ratable Loans; Funding Mechanics; Liquidity Fundings.

(a)    Each Advance hereunder shall consist of one or more Loans made by Blue Ridge and/or the Liquidity Banks.

(b)    Each Lender funding any Loan shall wire transfer the principal amount of its Loan to the Agent in immediately available funds not later than 12:00 noon (New York City time) on the applicable Borrowing Date and, subject to its receipt of such Loan proceeds, the Agent shall wire transfer such funds received by it to the account specified by Borrower in its Borrowing Request not later than 2:00 p.m. (New York City time) on such Borrowing Date.

(c)    While it is the intent of Blue Ridge to fund each requested Advance through the issuance of its Commercial Paper, the parties acknowledge that if Blue Ridge is unable, or determines that it is undesirable, to issue Commercial Paper to fund all or any portion of its Loans, or is unable to repay such Commercial Paper upon the maturity thereof, Blue Ridge may put all or any portion of its Loans to the Liquidity Banks at any time pursuant to the Liquidity Agreement to finance or refinance the necessary portion of its Loans through a Liquidity Funding to the extent available. The Liquidity Fundings may be Alternate Base Rate Loans or LIBO Rate Loans, or a combination thereof, selected by Borrower in accordance with Article IV. Regardless of whether a Liquidity Funding constitutes the direct funding of a Loan, an assignment of a Loan made by Blue Ridge or the sale of one or more participations in a Loan made by Blue Ridge, each Liquidity Bank participating in a Liquidity Funding shall have the rights of a "Lender" hereunder with the same force and effect as if it had directly made a Loan to Borrower in the amount of its Liquidity Funding.

(d)    Nothing herein shall be deemed to commit Blue Ridge to make Loans.

Article II

Payments and Collections

Section 2.1    Payments.

Borrower hereby promises to pay the following (collectively, the "Obligations"):

(a)    the Aggregate Principal on and after the Facility Termination Date as and when Collections are received;

(b)    the fees set forth in the Fee Letter on the dates specified therein;

(c)    all accrued and unpaid Interest on the Alternate Base Rate Loans on each Settlement Date applicable thereto;

(d)    all accrued and unpaid Interest on the LIBO Rate Loans on the last day of each Interest Period applicable thereto;

(e)    all accrued and unpaid CP Costs on the CP Rate Loans on each Settlement Date; and

(f)    all Broken Funding Costs and Indemnified Amounts upon demand.

Section 2.2    Collections Prior to Amortization.

(a)    On each Settlement Date prior to the Amortization Date, the Servicer shall deposit to the Agent's Account, for distribution to the Lenders, Collections equal to the sum of the following amounts for application to the Obligations in the order specified:

first, ratably to the payment of all accrued and unpaid CP Costs, Interest and Broken Funding Costs (if any) then due and owing,

second, ratably to the payment of all accrued and unpaid fees under the Fee Letter (if any) then due and owing,

third, to the accrued and unpaid Servicing Fee (so long as the Servicer is not PPL Electric or an Affiliate of PPL Electric),

fourth, if required under Section 1.3 or Section 1.4, to the ratable reduction of Aggregate Principal,

fifth, for the ratable payment of all other unpaid Obligations, if any, then due and owing, and sixth, to the accrued and unpaid Servicing Fee (so long as the Servicer is PPL Electric or an Affiliate of PPL Electric).

(b)    Provided that (i) each of the conditions precedent set forth in Section 6.2 are satisfied and (ii) the Amortization Date has not occurred, any Collections received in excess of the amount necessary to make the payments required under Section 2.2(a) shall, after application in payment for new Receivables or otherwise in payment for obligations of the Borrower under this Agreement and the Receivables Sale Agreement, be distributed to Borrower or otherwise in accordance with Borrower's instructions.

Collections applied to the payment of Obligations shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.2(a), shall be shared ratably (within each priority) among the Agent and the Lenders in accordance with the amount of such Obligations owing to each of them in respect of each such priority.

Section 2.3    Collections Following Amortization.

On each day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, the Amortization Date and each day thereafter, the Servicer shall set aside and hold in trust, for the Secured Parties, all Collections received on such day. On and after the Amortization Date, the Servicer shall, on each Settlement Date and on each other Business Day specified by the Agent (after deduction of any accrued and unpaid Servicing Fee as of such date): remit to the Agent's Account the amounts set aside pursuant to the preceding two sentences, and apply such amounts to reduce the Obligations as follows:

first, to the reimbursement of the Agent's costs of collection and enforcement of this Agreement,

second, ratably to the payment of all accrued and unpaid CP Costs, Interest and Broken Funding Costs,

third, ratably to the payment of all accrued and unpaid fees under the Fee Letter,

fourth, to the ratable reduction of Aggregate Principal,

fifth, for the ratable payment of all other unpaid Obligations, and sixth, after the Obligations have been indefeasibly reduced to zero, to Borrower.

Collections applied to the payment of Obligations shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.3, shall be shared ratably (within each priority) among the Agent and the Lenders in accordance with the amount of such Obligations owing to each of them in respect of each such priority.

Section 2.4    Payment Rescission.

No payment of any of the Obligations shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Borrower shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus Interest on such amount at the Default Rate from the date of any such rescission, return or refunding.

Article III

Blue Ridge Funding

Section 3.1    CP Costs.

Borrower shall pay CP Costs with respect to the principal balance of Blue Ridge's Loans from time to time outstanding. Each Loan of Blue Ridge that is funded with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share that the principal in respect of such Loan represents in relation to all assets held by Blue Ridge and funded substantially with related Pooled Commercial Paper.

Section 3.2    Calculation of CP Costs.

Not later than the 3rd Business Day immediately preceding each Monthly Reporting Date, Blue Ridge shall calculate the aggregate amount of CP Costs applicable to its CP Rate Loans for the Calculation Period then most recently ended and shall notify Borrower of such aggregate amount.

Section 3.3    CP Costs Payments.

On each Settlement Date, Borrower shall pay to the Agent (for the benefit of Blue Ridge) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the principal associated with all CP Rate Loans for the Calculation Period then most recently ended in accordance with Article II.

Section 3.4    Default Rate.

From and after the occurrence of (i) a Servicer Replacement Event, (ii) a Servicer Default or (iii) a Downgrading Event with respect to the Servicer, and during the continuance of (iv) an Amortization Event (other than as a result of a voluntary termination of either (x) the facility evidenced by this Agreement or (y) the facility evidenced by the Receivables Sale Agreement, except if in either case another Amortization Event has occurred or thereafter occurs), all Loans of Blue Ridge shall accrue Interest at the Default Rate and shall cease to be CP Rate Loans. With respect to clause (iv) above, the Agent will promptly notify Borrower of any Amortization Event with respect to which it intends to assess additional interest at the Default Rate; provided, however, that any failure to provide any such notice shall not prevent any such Loan from accruing interest at the Default Rate for the period during which such Amortization Event has occurred and is continuing.

Article IV

Liquidity Bank Funding

Section 4.1    Liquidity Bank Funding.

Prior to the occurrence of an Amortization Event, the outstanding principal balance of each Liquidity Funding shall accrue interest for each day during its Interest Period at either the LIBO Rate or the Alternate Base Rate in accordance with the terms and conditions hereof. Until Borrower gives notice to the Agent of another Interest Rate in accordance with Section 4.4, the initial Interest Rate for any Loan transferred to the Liquidity Banks by Blue Ridge pursuant to the Liquidity Agreement shall be the Alternate Base Rate (unless the Default Rate is then applicable). If the Liquidity Banks acquire by assignment from Blue Ridge any Loan pursuant to the Liquidity Agreement, each Loan so assigned shall be deemed to have an Interest Period commencing on the date of any such assignment.

Section 4.2    Interest Payments.

On the Settlement Date for each Liquidity Funding, Borrower shall pay to the Agent (for the benefit of the Liquidity Banks) an aggregate amount equal to the accrued and unpaid Interest for the entire Interest Period of each such Liquidity Funding in accordance with Article II.

Section 4.3    Selection and Continuation of Interest Periods.

(a)    With consultation from (and approval by) the Agent, Borrower shall from time to time request Interest Periods for the Liquidity Fundings, provided that if at any time any Liquidity Funding is outstanding, Borrower shall always request Interest Periods such that at least one Interest Period shall end on the date specified in clause (i) of the definition of Settlement Date.

(b)    Borrower or the Agent, upon notice to and consent by the other received at least three (3) Business Days prior to the end of an Interest Period (the "Terminating Tranche") for any Liquidity Funding, may, effective on the last day of the Terminating Tranche: divide any such Liquidity Funding into multiple Liquidity Fundings, combine any such Liquidity Funding with one or more other Liquidity Fundings that have a Terminating Tranche ending on the same day as such Terminating Tranche or combine any such Liquidity Funding with a new Liquidity Funding to be made by the Liquidity Banks on the day such Terminating Tranche ends.

Section 4.4    Liquidity Bank Interest Rates.

Borrower may select the LIBO Rate or the Alternate Base Rate for each Liquidity Funding. Borrower shall by 12:00 noon (New York time): at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Interest Rate and at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Alternate Base Rate is being requested as a new Interest Rate, give the Agent irrevocable notice of the new Interest Rate for the Liquidity Funding associated with such Terminating Tranche. Until Borrower gives notice to the Agent of another Interest Rate, the initial Interest Rate for any Loan transferred to the Liquidity Banks pursuant to the Liquidity Agreement shall be the Alternate Base Rate (unless the Default Rate is then applicable).

Section 4.5    Suspension of the LIBO Rate.

(a)    If any Liquidity Bank notifies the Agent that it has determined that funding its Pro Rata Share of the Liquidity Fundings at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that such LIBO Rate will not adequately and fairly reflect the cost of acquiring or maintaining a Liquidity Funding at such LIBO Rate, then the Agent shall suspend the availability of such LIBO Rate and require Borrower to select the Alternate Base Rate for any Liquidity Funding accruing Interest at such LIBO Rate.

(b)    If less than all of the Liquidity Banks give a notice to the Agent pursuant to Section 4.5(a), each Liquidity Bank which gave such a notice shall be obliged, at the request of Borrower, Blue Ridge or the Agent, to assign all of its rights and obligations hereunder to another Liquidity Bank or another funding entity nominated by Borrower or the Agent that is an Eligible Assignee willing to participate in this Agreement through the Liquidity Termination Date in the place of such notifying Liquidity Bank; provided that the notifying Liquidity Bank receives payment in full, pursuant to an Assignment Agreement, of all Obligations owing to it (whether due or accrued), and the replacement Liquidity Bank otherwise satisfies the requirements of Section 12.1(b).

Section 4.6    Default Rate.

From and after the occurrence of (i) a Servicer Replacement Event, (ii) a Servicer Default or (iii) a Downgrading Event with respect to the Servicer, and during the continuance of (iv) an Amortization Event (other than as a result of a voluntary termination of either (x) the facility evidenced by this Agreement or (y) the facility evidenced by the Receivables Sale Agreement, except if in either case another Amortization Event has occurred or thereafter occurs), all Liquidity Fundings shall accrue Interest at the Default Rate. With respect to clause (iv) above, the Agent will promptly notify Borrower of any Amortization Event with respect to which it intends to assess additional interest at the Default Rate; provided, however, that any failure to provide any such notice shall not prevent any such Liquidity Funding from accruing interest at the Default Rate for the period during which such Amortization Event has occurred and is continuing.

Article V

Representations and Warranties

Section 5.1    Representations and Warranties of the PPL Electric Parties.

Each PPL Electric Party hereby represents and warrants to the Agent and the Lenders, as to itself, as of the date hereof, as of the date of each Advance and as of each Settlement Date that:

(a)    Status. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has taken no action in connection with, or in contemplation of, changing its jurisdiction of formation to any other jurisdiction. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each such PPL Electric Party has the corporate authority to make and perform this Agreement and each other Transaction Document to which it is a party. This Agreement and each Transaction Document to which such PPL Electric Party is a party has been duly executed and delivered by such PPL Electric Party.

(b)    Legality; Etc. This Agreement and each other Transaction Document to which it is a party constitute the legal, valid and binding obligations of such PPL Electric Party, in each case enforceable against such PPL Electric Party in accordance with their terms except to the extent limited by (i) bankruptcy, insolvency, fraudulent conveyance or reorganization laws, or by other laws relating to or affecting the enforceability of creditors' rights generally and by general equitable principles which may limit the right to obtain equitable remedies regardless of whether enforcement is considered in a proceeding of law or equity or (ii) any applicable public policy on enforceability of provisions relating to contribution and indemnification.

(c)    Authority; No Conflict. The execution, delivery and performance by such PPL Electric Party of this Agreement and each other Transaction Document to which it is a party have been duly authorized by all necessary corporate or other action and (i) do not violate any provision of law or regulation, or any decree, order, writ or judgment, (ii) do not violate any provision of its articles of incorporation or by-laws, or (iii) result in the breach of or constitute a default under any indenture or other agreement or instrument to which it is a party and do not result in the creation of or imposition of any Adverse Claim (other than as created by the Transaction Documents) on any of the assets of such PPL Electric Party or its Subsidiaries, except, in any such case, where such contravention could not reasonably be expected to have a Material Adverse Effect. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d)    Governmental Approvals. No authorization, consent or approval from any Governmental Authority is required for the execution, delivery and performance by such PPL Electric Party of this Agreement and the other Transaction Documents to which it is a party, except such authorizations, consents and approvals, including, without limitation, the PUC Order, as have been obtained prior to the date hereof and are in full force and effect.

(e)    Litigation. No litigation, arbitration or administrative proceeding against Borrower is pending, or to Borrower's knowledge, threatened, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. Except as disclosed in or contemplated by PPL Electric's Form 10-K Report to the SEC for the year ended December 31, 2003, or in any subsequent Form 10-K, 10-Q or 8-K Report or otherwise furnished in writing to the Agent, no litigation, arbitration or administrative proceeding against PPL Electric is pending, or to PPL Electric's knowledge, threatened, which would materially and adversely affect the ability of the Borrower to perform any of its obligations under this Agreement or the other Transaction Documents. There is no litigation, arbitration or administrative proceeding pending, or to the knowledge of such PPL Electric Party, threatened, which could have a material adverse effect on the legality, validity or enforceability of the Agreement or the other Transaction Documents to which it is a party, on the Agent's security interest, for the benefit of the Secured Parties, in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or the collectability of the Receivables generally or of any material portion of the Receivables.

(f)    Accuracy of Information. All information, certificates and statements heretofore furnished by such PPL Electric Party or any of its Affiliates to the Agent or the Lenders for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby, taken as a whole, and all such information, certificates and statements hereafter so furnished and taken as a whole, will be true, complete and accurate in all material respects on the date such information is stated or certified, except to the extent such information is stated to be as of an earlier date, and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances under which such information was furnished; provided, however, that to the extent any such information was based upon or constitutes a forecast or projection, such PPL Electric Party represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information.

(g)    No Violation. No part of the proceeds of any Advance hereunder will be used directly or indirectly for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for any other purpose which violates, or which conflicts with, the provisions of Regulation U or X of said Board of Governors. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of extending credit for the purpose of purchasing or carrying any such "margin stock".

(h)    Good Title. Borrower is the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Borrower's ownership interest in each Receivable, its Collections and the Related Security.

(i)    Perfection. This Agreement is effective to create a valid security interest in favor of the Agent for the benefit of the Secured Parties in the Collateral to secure payment of the Obligations, free and clear of any Adverse Claim except as created by the Transactions Documents. All actions necessary under the UCC (or any comparable law) of all appropriate jurisdictions have been taken, including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent's (on behalf of the Secured Parties) security interest in the Collateral. Borrower is a "registered organization" as defined in Article 9 of the UCC as in effect in the State of New York (the "NY UCC") and, for purposes of Article 9 of the NY UCC, is "located" in the State of Delaware.

(j)    Places of Business and Locations of Records. The principal places of business and chief executive office of such PPL Electric Party and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations (of which the Agent has been notified in accordance with Section 7.2(a)) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Borrower's Federal Employer Identification Number is correctly set forth on Exhibit III.

(k)    Collections. The conditions and requirements set forth in Section 8.2 have at all times been satisfied and duly performed. The names, addresses and jurisdictions of organization of all Collection Banks, together with the account numbers of the accounts into which Collections are at any time deposited or held, are listed on Exhibit IV. Except pursuant to PPL Electric's Mortgage and Deed of Trust, dated as of October 1, 1945, and PPL Electric's Indenture, dated as of August 1, 2001, in each case as amended and supplemented from time to time (respectively, the "1945 Mortgage" and the "2001 Mortgage", and collectively, the "PPL Electric Mortgages"), the Servicer has not granted a security interest in any Collection Account to any Person. Except as contemplated by Section 7.2(k) of this Agreement, the Servicer has not granted dominion and control of any Collection Account, or, except for the grants under the PPL Electric Mortgages, the right to take dominion and control of any Collection Account at a future time or upon the occurrence of a future event.

(l)    Material Adverse Effect. The initial Servicer represents and warrants that since December 31, 2003, there has been no change in the business, assets, financial condition or operations of the initial Servicer and its Subsidiaries which materially adversely affects the ability of the initial Servicer to perform its obligations under this Agreement or any other Transaction Document, and Borrower represents and warrants that since the date of this Agreement, there has been no change in the business, assets, financial condition or operations of Borrower which materially adversely affects the ability of Borrower to perform its obligations under this Agreement or any other Transaction Document or the collectability of the Receivables generally or any material portion of the Receivables.

(m)    Names. The name in which Borrower has executed this Agreement is identical to the name of Borrower as indicated on the public record of its state of organization which shows Borrower to have been organized. In the past five (5) years, Borrower has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

(n)    Ownership of Borrower. PPL Electric owns, directly or indirectly, 100% of the issued and outstanding capital stock of Borrower, free and clear of any Adverse Claim. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Borrower.

(o)    Not a Holding Company or an Investment Company. Such PPL Electric Party is not a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended. Such PPL Electric Party is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(p)    Compliance with Laws. Borrower is in compliance with all applicable laws, regulations and orders of any Governmental Authority, domestic or foreign, in respect of the conduct of its business and ownership of its property (including, without limitation, compliance with all applicable ERISA and Environmental Laws and the requirements of any permits issued under such Environmental Laws) except to the extent (i) such compliance is being contested in good faith by appropriate proceedings or (ii) non-compliance could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Servicer, it is in compliance with all applicable laws, regulations and order of any Governmental Authority, domestic or foreign, in respect of the conduct of its business and ownership of its property (including, without limitation, compliance with all applicable ERISA and Environmental Laws and the requirements of any permits issued under such Environmental Laws) except to the extent (i) such compliance is being contested in good faith by appropriate proceedings or (ii) non-compliance could not reasonably be expected to have a Material Adverse Effect (except with respect to clause (i) of the definition thereof). No Receivable (including any related Contract) contravenes any applicable law, regulation or order of any Governmental Authority, domestic or foreign (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(q)    Compliance with Credit and Collection Practices. Such PPL Electric Party has complied in all material respects with the Credit and Collection Practices with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Practices, except in accordance with Section 7.1(a)(vii).

(r)    Payments to Originator. With respect to each Receivable transferred to Borrower under the Receivables Sale Agreement, Borrower has given reasonably equivalent value to Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by Originator of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(s)    Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(t)    Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Monthly Report was an Eligible Receivable on such date.

(u)    Borrowing Limit. Immediately after giving effect to each Advance and each settlement on any Settlement Date hereunder, the Aggregate Principal is less than or equal to the Borrowing Limit.

(v)    Accounting. The manner in which such PPL Electric Party accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreement does not adversely affect the conclusions set forth in the bankruptcy opinions delivered to Agent by counsel to the Originator on the Closing Date (or if updated, any such updated opinion).

(w)    Sequestration Powers. The PUC has not taken any action in connection with its sequestration powers under the Competition Act, and the taking of any such action is not reasonably foreseeable, in respect of Borrower, any Affiliate of Borrower or the Collections.

Article VI

Conditions of Advances

Section 6.1    Conditions Precedent to Initial Advance.

The initial Advance under this Agreement is subject to the conditions precedent that the Agent shall have received on or before the date of such Advance those documents listed on Schedule A to the Receivables Sale Agreement and those documents listed on Schedule B to this Agreement, the Rating Agency Condition shall have been satisfied and the Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.

Section 6.2    Conditions Precedent to All Advances.

Each Advance and each rollover or continuation of any Advance shall be subject to the further conditions precedent that the Servicer shall have delivered to the Agent on or prior to the date thereof, in form and substance satisfactory to the Agent, all Monthly Reports as and when due under Section 8.5; the Facility Termination Date shall not have occurred; the Agent shall have received such other approvals, opinions or documents as it may reasonably request; and on the date thereof, the following statements shall be true (and acceptance of the proceeds of such Advance shall be deemed a representation and warranty by Borrower that such statements are then true):

(i)    the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Advance (or such Settlement Date, as the case may be), rollover or continuation of any Advance and as of the date of any Purchase by Borrower under the Sale Agreement as though made on and as of such date;

(ii)    no event has occurred and is continuing, or would result from such Advance (or the continuation thereof), that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Advance (or the continuation thereof), rollover or continuation of any Advance or any Purchase by Borrower under the Sale Agreement, that would constitute an Unmatured Amortization Event; and

(iii)    after giving effect to such Advance, rollover or continuation of any Advance and any Purchase by Borrower under the Sale Agreement, the Aggregate Principal will not exceed the Borrowing Limit.

Article VII

Covenants

Section 7.1    Affirmative Covenants of the PPL Electric Parties.

Until the Final Payout date, each PPL Electric Party hereby covenants, as to itself, as set forth below:

(a)    Financial Reporting. Such PPL Electric Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agent:

    (i)    Annual Reporting. Promptly when available and in any event within ten (10) days after the date such information is required to be delivered to the Securities and Exchange Commission (or if not required to be so filed, within ninety (90) days after the close of each of its respective fiscal years), a consolidated balance sheet of each PPL Electric Party as of the end of such fiscal year and the related statements of income and cash flows for such fiscal year (which in the case of any such statements of income and cash flows relating to PPL Electric may be on a consolidated basis) and (i) in the case of PPL Electric, shall be accompanied by an opinion thereon by independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly the financial position of PPL Electric as of the date of such financial statements and the results of its operations for the period covered by such financial statements in conformity with GAAP applied on a consistent basis and (ii) in the case of the Borrower, shall be accompanied by a certification by its principal financial or accounting officer that such financial statements present fairly the financial position of the Borrower as of the date of such financial statements and the results of its operations for the period covered by such financial statements in conformity with GAAP applied on a consistent basis.

    (ii)    Quarterly Reporting. Promptly when available and in any event within ten (10) days after the date required to be delivered to the Securities and Exchange Commission (or if not required to be so filed, within forty-five (45) days after the close of the first three (3) quarterly periods of each of its respective fiscal years), consolidated balance sheets of each of the PPL Electric Parties as at the close of each of the first three (3) quarterly periods of each fiscal year of each of the PPL Electric Parties and the related statements of income and cash flows for each such Person (which in the case of any such statements of income and cash flows relating to PPL Electric may be on a consolidated basis) for the period from the beginning of such fiscal year to the end of such quarter, all certified (subject to normal year-end audit adjustments) as to fairness of presentation, GAAP and consistency by its respective principal financial or accounting officer.

    (iii)    Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by such PPL Electric Party's Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

    (iv)    Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of such PPL Electric Party, copies of all financial statements, reports and proxy statements so furnished.

    (v)    S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which any PPL Electric Party files with the Securities and Exchange Commission.

    (vi)    Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent or any Lender, copies of the same.

    (vii)    Change in Credit and Collection Practices. At least thirty (30) days prior to the effectiveness of any change in or amendment to the Credit and Collection Practices which in any such case would be reasonably likely to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables, a notice indicating such proposed change or amendment and requesting the Agent's consent thereto.

    (viii)    PUC Filings. Promptly, upon the filing thereof, copies of all notices, requests, reports, statements, financial information, annual reconciliation filings, filings with respect to the ITC Bonds, the Receivables or the CTC Receivables which it files with, or receives from the PUC.

    (ix)    Other Information. Promptly, from time to time, such other information, documents, Records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such PPL Electric Party as the Agent may from time to time reasonably request in order to protect the interests of the Agent and the Lenders under or as contemplated by this Agreement.

(b)    Notices. Such PPL Electric Party will notify the Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

    (i)    Amortization Events or Unmatured Amortization Events. The occurrence of each Amortization Event and each Unmatured Amortization Event, by a statement of an Authorized Officer of such PPL Electric Party.

    (ii)    Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect (other than as defined in clause (i) of the definition thereof).

    (iii)    Termination Date. The occurrence of the "Termination Date" under and as defined in the Receivables Sale Agreement.

    (iv)    Notices under Receivables Sale Agreement. Copies of all notices delivered or received by it under the Receivables Sale Agreement.

    (v)    Downgrade of Servicer. The occurrence of any Downgrading Event with respect to the Servicer setting forth the nature of such change.

    (vi)    Amendment to Final Order. The occurrence of any amendment or supplement to the Final Order of the PUC dated August 27, 1998, relating to PPL Electric.

    (vii)    Amendment of PPL Electric Agreements. The occurrence of any amendment or supplement to or modification of the Five-Year Credit Agreement or the ITC Bond Documents.

    (viii)    Exercise of Sequestration Powers. The taking of any action by the PUC in connection with its sequestration powers under the Competition Act in respect of Borrower or any Affiliate thereof or the Collections.

    (ix)    Purpose for Entering the Transactions. Any change or modification in Borrower's purpose in entering into the transactions contemplated by the Transaction Documents and simultaneously provide a full and complete description of such change or modification, which description shall be true and accurate in all material respects.

    (x)    Accounting Treatment. Any change in either or both the proposed or actual accounting treatment of the transactions contemplated by the Transaction Documents and/or the effects that the transactions contemplated by the Transaction Documents will have on the financial statements of Borrower or any Affiliate thereof.

    (xi)    Correspondence Regarding Collection Curves. Copies of all correspondence between third parties (other than accountants, legal advisors and consultants) and any PPL Electric Party relating to the Collection Curves including, without limitation, the finalized Collection Curves for each year this Agreement is in effect.

(c)    Compliance with Laws and Preservation of Corporate Existence. Such PPL Electric Party will comply with all applicable laws, regulations and orders of any Governmental Authority, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, compliance with all applicable ERISA and Environmental Laws and the requirements of any permits issued under such Environmental Laws), except to the extent (i) such compliance is being contested in good faith by appropriate proceedings or (ii) non-compliance could not reasonably be expected to have a Material Adverse Effect. Such PPL Electric Party will preserve, renew and keep in full force and effect their respective corporate (or other entity) existence and their respective rights, franchises and privileges necessary or material to the normal conduct of business, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)    Audits. Such PPL Electric Party will furnish within a reasonable time to the Agent from time to time such information with respect to it and the Receivables as the Agent may reasonably request; provided, however, it is understood that certain consumer information related to the Receivables and the servicing thereof shall not be available for review by the Agent in accordance with Section 54.8 of the Pennsylvania Public Utility Commission Regulations. Such PPL Electric Party will, from time to time during regular business hours as requested by the Agent upon reasonable notice and at the sole cost of such PPL Electric Party, permit the Agent, or its agents or representatives (and shall cause each Originator to permit the Agent or its agents or representatives): to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Collateral, including, without limitation, the related Contracts (it is understood that certain consumer information related to the Receivables and the servicing thereof shall not be available for review by the Agent in accordance with Section 54.8 of the Pennsylvania Public Utility Commission Regulations), and to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person's financial condition or the Collateral or any Person's performance under any of the Transaction Documents or any Person's performance under the Contracts and, in each case, with any of the officers or employees of Borrower or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a "Review"); provided, however, that, so long as no Amortization Event or Downgrading Event with respect any PPL Electric Party has occurred and is continuing, the PPL Electric Parties shall only be responsible for the costs and expenses of one (1) Review in any one calendar year, and the Agent will not request more than four (4) Reviews in any one calendar year.

(e)    Keeping and Marking of Records and Books.

    (i)    The Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause each Originator to) give the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

    (ii)    Such PPL Electric Party will (and will cause each Originator to): on or prior to the date hereof, mark its master data processing records and other books and records relating to the Loans with a legend, acceptable to the Agent, describing the Agent's security interest in the Collateral and upon the request of the Agent within a reasonable time following the occurrence of an Amortization Event: mark each Contract with a legend describing the Agent's security interest and deliver to the Agent all Contracts (including, without limitation, all multiple originals of any such Contract constituting an instrument) relating to the Receivables.

(f)    Compliance with Contracts and Credit and Collection Practices. Such PPL Electric Party will (and will cause Originator to) timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and comply in all material respects with the Credit and Collection Practices in regard to each Receivable and the related Contract.

(g)    Performance and Enforcement of Receivables Sale Agreement. Borrower will, and will require Originator to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Borrower under the Receivables Sale Agreement. Borrower will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent and the Lenders as assignees of Borrower) under the Receivables Sale Agreement as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

(h)    Ownership. Borrower will (or will cause Originator to) take all necessary action to vest legal and equitable title to the Collateral purchased under the Receivables Sale Agreement irrevocably in Borrower, free and clear of any Adverse Claims (other than Adverse Claims in favor of the Agent, for the benefit of the Secured Parties) including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Borrower's interest in such Collateral and such other action to perfect, protect or more fully evidence the interest of Borrower therein as the Agent may reasonably request), and establish and maintain, in favor of the Agent, for the benefit of the Secured Parties, a valid and perfected first priority security interest in all Collateral, free and clear of any Adverse Claims, including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent's (for the benefit of the Secured Parties) security interest in the Collateral and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Secured Parties as the Agent may reasonably request.

(i)    Lenders' Reliance. Borrower acknowledges that the Lenders are entering into the transactions contemplated by this Agreement in reliance upon Borrower's identity as a legal entity that is separate from Originator. Therefore, from and after the date of execution and delivery of this Agreement, Borrower shall take all reasonable steps, including, without limitation, all steps that the Agent or any Lender may from time to time reasonably request, to maintain Borrower's identity as a separate legal entity and to make it manifest to third parties that Borrower is an entity with assets and liabilities distinct from those of Originator and any Affiliates thereof (other than Borrower) and not just a division of Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Borrower will:

    (i)    hold itself out as a separate entity, conduct its own business in its own name and require that all full-time employees of Borrower, if any, identify themselves as such and not as employees of Originator (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Borrower's employees) and correct any known misunderstanding regarding its status as a separate entity;

    (ii)    maintain a sufficient number of employees in light of its contemplated business operations and compensate all employees, consultants and agents directly, from Borrower's own funds, for services provided to Borrower by such employees, consultants and agents and, to the extent any employee, consultant or agent of Borrower is also an employee, consultant or agent of Originator or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between Borrower and Originator or such Affiliate, as applicable, on a basis that reflects the services rendered to Borrower and Originator or such Affiliate, as applicable;

    (iii)    clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of Originator, Borrower shall lease such office at a fair market rent;

    (iv)    have separate stationery, invoices and checks in its own name;

    (v)    conduct all transactions with Originator and the Servicer (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm's-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Borrower and Originator on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

    (vi)    at all times have a Board of Directors consisting of at least three (3) members, at least one (1) member of which is an Independent Director;

    (vii)    observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to the selection, maintenance or replacement of the Independent Director, the dissolution or liquidation of Borrower or the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Borrower, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

    (viii)    maintain Borrower's books and records separate from those of any other Person or entity and otherwise readily identifiable as its own assets rather than assets of any other Person or entity;

    (ix)    prepare its financial statements separately from those of Originator and insure that any consolidated financial statements of Originator or any Affiliate thereof that include Borrower and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Borrower is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Borrower;

    (x)    except as herein specifically otherwise provided, maintain the funds or other assets of Borrower separate from, and not commingled with, those of Originator or any Affiliate thereof and only maintain bank accounts or other depository accounts to which Borrower alone is the account party, into which Borrower alone makes deposits and from which Borrower alone (or the Agent hereunder) has the power to make withdrawals;

    (xi)    pay all of Borrower's operating expenses and other liabilities from Borrower's own assets (except for certain payments by Originator or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

    (xii)    operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not hold out its credit as being available to satisfy the obligations of others, pledge its assets for the benefit of any other entity, make loans or advances to any other entity, acquire obligations or securities of any of its shareholders or otherwise create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, the incurrence of obligations under this Agreement, the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the Originator thereunder for the purchase of Receivables from Originator under the Receivables Sale Agreement, and the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

    (xiii)    maintain its corporate charter in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Organizational Documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement;

    (xiv)    maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent;

    (xv)    maintain its corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;

    (xvi)    maintain at all times the Required Capital Amount and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained; and

    (xvii)    take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Dewey Ballantine LLP, as counsel for Borrower, in connection with the closing or initial Advance under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j)    Taxes. Such PPL Electric Party will file all Federal, state, local and foreign tax returns required to be filed by it and will promptly pay or cause to be paid all taxes shown to be due on such returns and all governmental charges at any time due and owing, except any such taxes or charges that are being contested in good faith by appropriate proceedings and for which such PPL Electric Party shall have set aside on its books appropriate reserves with respect thereto in accordance with GAAP or that would not reasonably be expected to have a Material Adverse Effect. Borrower will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of the Agent or any Lender.

(k)    Payment to Originator. With respect to any Receivable purchased by Borrower from Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to Originator in respect of the purchase price for such Receivable.

Section 7.2    Negative Covenants of the PPL Electric Parties.

Until the Final Payout Date, each PPL Electric Party hereby covenants, as to itself, that:

(a)    Change in Name, Jurisdiction of Organization, Offices and Records. Borrower will not change its name as it appears in official filings in the jurisdiction of its organization, its status as a "registered organization" (within the meaning of Article 9 of any applicable enactment of the UCC) in such jurisdiction, its organizational identification number, if any, issued by its jurisdiction of organization, or its jurisdiction of organization unless it shall have: given the Agent at least forty-five (45) days' prior written notice thereof; at least ten (10) days prior to such change, delivered to the Agent all financing statements, instruments and other documents necessary to continue the perfection and priority of the Agent's interest in the Collateral and/or requested by the Agent in connection with such change or relocation and caused an opinion of counsel acceptable to Agent to be delivered to Agent not later than the effective date of such change, to the effect that Agent's security interest (for the benefit of the Secured Parties) is perfected and of first priority, such opinion to be in form and substance acceptable to Agent in their sole discretion.

(b)    Change of Collection Banks and Collection Accounts. No PPL Electric Party will, or permit Originator to close any Collection Account or open a new bank account and designate the same as a Collection Account, unless the Agent shall have received, at least ten (10) days before the proposed effective date therefor, written notice of such addition, termination or change.

(c)    Modifications to Contracts and Credit and Collection Practices. Except in accordance with Section 7.1(a)(vii), such PPL Electric Party will not, and will not permit Originator to, make any change to the Credit and Collection Practices that could adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables. Except as provided in Section 8.2(d), the Servicer will not, and will not permit Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Practices.

(d)    Sales, Liens. Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any UCC financing statement) or with respect to, any of the Collateral, or assign any right to receive income with respect thereto (other than, in each case, the creation of a security interest therein in favor of the Agent as provided for herein), and Borrower will defend the right, title and interest of the Secured Parties in, to and under any of the foregoing property, against all claims of third parties claiming through or under Borrower or Originator. Except for the grant of the security interest in favor of the trustee pursuant to PPL Electric's Mortgage and Deed of Trust, dated as of October 1, 1945, and PPL Electric's Indenture, dated as of August 1, 2001, in each case as amended and supplemented from time to time (respectively, the "1945 Mortgage" and the "2001 Mortgage"), the Borrower will not grant or suffer to exist a security interest in any Collection Account to any Person.

(e)    Use of Proceeds. Borrower will not use the proceeds of the Advances for any purpose other than paying for Receivables and Related Security under and in accordance with the Receivables Sale Agreement, including without limitation, making payments on the Subordinated Notes to the extent permitted thereunder and under the Receivables Sale Agreement, paying its ordinary and necessary operating expenses when and as due, and (iii) making Restricted Junior Payments to the extent permitted under this Agreement.

(f)    Termination Date Determination. Borrower will not designate the Termination Date, or send any written notice to Originator in respect thereof, without the prior written consent of the Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.

(g)    Restricted Junior Payments. Borrower will not make any Restricted Junior Payment if after giving effect thereto, Borrower's Net Worth would be less than the Required Capital Amount.

(h)    Borrower Indebtedness. Borrower will not incur or permit to exist any Indebtedness or liability on account of deposits except: the Obligations, the Subordinated Loans, and other current accounts payable arising in the ordinary course of business and not overdue.

(i)    Prohibition on Additional Negative Pledges. No PPL Electric Party will enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon the Collateral except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.

(j)    Prohibition on Adverse Claims on Subordinated Note. No PPL Electric Party will enter into or assume any agreement creating any Adverse Claim upon the Subordinated Note.

(k)    Prohibition on Control Agreements. No PPL Electric Party will enter into any agreement giving any Person dominion and control of any Collection Account without the prior consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided that such agreement recognizes (to the Agent's reasonable satisfaction) the rights of the Agent in all Receivables and Related Security and provisions are contained therein that require the timely payment of all proceeds of the Receivables and Related Security to the Agent.

Article VIII

Servicing

Section 8.1    Designation of Servicer.

(a)    The servicing, administration and collection of the Receivables shall be conducted by such Person (the "Servicer") so designated from time to time in accordance with this Section 8.1. PPL Electric is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement until replaced in accordance with the provisions of this Agreement.

(b)    So long as a Person is acting as the Servicer hereunder, such Person shall be and remain primarily liable to the Agent and the Lenders for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and the Agent and the Lenders shall be entitled to deal exclusively with such Person in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Agent and the Lenders shall not be required to give notice, demand or other communication to any Person other than PPL Electric in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. The Servicer may not employ agents or delegate to any other Person any of its obligations hereunder except with the prior written consent of the Agent and, in any such case, the Servicer shall be responsible for all actions taken by any sub-servicer or other delegate of the Servicer.

(c)    If (i) any Person is designated to replace PPL Electric as ITC Bonds Servicer under the ITC Bonds Servicing Agreement or (ii) any Governmental Authority shall act to replace PPL Electric as ITC Bonds Servicer or otherwise causes any transfer of all or any portion of the servicing duties or obligations under the ITC Bonds Servicing Agreement of PPL Electric to another Person in such a way as to materially reduce the scope of PPL Electric's duties as ITC Bonds Servicer under the ITC Bond Documents with respect to any of the ITC Receivables, then, such Person shall, provided such Person executes an amendment to this Agreement agreeing to undertake all duties of the Servicer hereunder on substantially the same terms and conditions (subject to such limitations on liability and to such indemnifications as are reasonably acceptable to the Agent and such successor Servicer) as PPL Electric has agreed to act as Servicer hereunder (including, without limitation, with respect to cost and scope of service provided), become the successor Servicer hereunder; provided, however, that if such Person does not so agree, then PPL Electric shall be deemed (effective as of the date such Person is designated as described in clause (i) or (ii) above, as applicable) to have resigned as Servicer hereunder and the Agent shall appoint a successor Servicer acceptable to the Agent. In addition, if the ITC Bond Documents are terminated for any reason (including upon repayment of the ITC Bonds), then, upon the occurrence of a Servicer Default, the Agent may designate as Servicer any Person acceptable to the Agent to succeed PPL Electric as Servicer.

Section 8.2    Duties of Servicer.

(a)    The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Practices.

(b)    The Servicer, on a daily basis, shall set aside the Fixed Daily Amount by the close of each Business Day. Prior to each Settlement Date, the Servicer shall identify the Collections received for the applicable Calculation Period and, upon request of any Lender pursuant to Section 8.2(e), the Servicer shall promptly identify the Collections received by it for any given day.

(c)    The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall hold in trust for the account of Borrower and the Lenders their respective shares of the Collections in accordance with Article II. The Servicer shall not deposit any Collections into an account other than a Collection Account at any time without the prior written consent of the Agent which consent shall be in the sole discretion of the Agent. Except for the grant of the security interest in favor of the trustee pursuant to PPL Electric's Mortgage and Deed of Trust, dated as of October 1, 1945, and PPL Electric's Indenture, dated as of August 1, 2001, in each case as amended and supplemented from time to time (respectively, the "1945 Mortgage" and the "2001 Mortgage"), the Servicer will not grant a security interest in any Collection Account to any Person.

(d)    The Servicer may, in accordance with the Credit and Collection Practices, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Agent or the Lenders under this Agreement.

(e)    The Servicer shall hold in trust for Borrower and the Lenders all Records that evidence or relate to the Receivables, the related Contracts and Related Security or are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent, make available to the Agent all such Records. The Servicer shall, subject to the first sentence of Section 8.2(b) hereof, as soon as practicable following receipt thereof turn over to Borrower any cash collections or other cash proceeds in accordance with Article II. The Servicer shall, from time to time at the request of any Lender, furnish to the Lenders (promptly after any such request) a calculation of the amounts identified as Collections pursuant to Article II and Section 8.2(b).

(f)    Any payment by an Obligor in respect of any indebtedness owed by it to Originator, other than indebtedness allocable to the ITC Receivables or the Nuclear Decommissioning Receivables, shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

(g)    In the event any payments relating to the Collateral are remitted directly to Borrower or any Affiliate of Borrower, Borrower will remit (or will cause all such payments to be remitted) directly to a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Borrower will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent and the Lenders.

(h)    The Servicer hereby represents and warrants that it is maintaining all Collections solely in its capacity as Servicer, subject at all times to the ownership of the Borrower therein and the security interest therein of the Agent, for the benefit of the Secured Parties, that it retains bare legal title for the convenience of the parties hereto, and that such Collections are not intended to be or constitute property of the estate of the Servicer in any proceeding referenced in the definition of Event of Bankruptcy and are intended to constitute property of the type described in Section 541(d) of the Bankruptcy Code.

Section 8.3    Collections.

From and after the earliest to occur of an Amortization Event, a Downgrading Event with respect to the Servicer, a Servicer Default or a Servicer Replacement Event, the Servicer shall remit or cause to be remitted to the Agent, on each day, all Collections received on such day.

Section 8.4    Responsibilities of PPL Electric Parties.

Anything herein to the contrary notwithstanding, the exercise by the Agent and the Lenders of their rights hereunder shall not release the Servicer, Originator or Borrower from any of their respective duties or obligations with respect to any Receivables or under the related Contracts. The Lenders shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Borrower.

Section 8.5    Monthly Reports.

The Servicer shall prepare and forward to the Agent on each Monthly Reporting Date (and following the occurrence of any Amortization Event, Servicer Replacement Event, Downgrading Event with respect to the Servicer or a Servicer Default, at any time upon the request of the Agent) a Monthly Report and an electronic file of the data contained therein and at such times as the Agent shall request, a listing by Obligor of all Receivables together with an aging of such Receivables.

Section 8.6    Servicing Fee.

As compensation for the Servicer's servicing activities on their behalf, the Lenders hereby agree to pay the Servicer the Servicing Fee, which fee shall be paid in arrears on each Settlement Date out of Collections.

Article IX

Amortization Events

Section 9.1    Amortization Events.

The occurrence of any one or more of the following events shall constitute an amortization event (each, an "Amortization Event"):

(a)    Any PPL Electric Party shall fail to make any payment or deposit required to be made by it under the Transaction Documents when due and, for any such payment or deposit which is not in respect of principal, such failure continues for three (3) consecutive Business Days.

(b)    Any representation or warranty made by any PPL Electric Party in any Transaction Document to which it is a party or in any other document delivered pursuant thereto shall prove to have been incorrect (or, with respect to the representations and warranties contained in Sections 5.1(a), (c), (d), (g), (j), (k) or (s) hereof, or in Sections 2.1(a), (c), (d), (g), (j), (k) or (s) of the Receivables Sale Agreement, incorrect in any material manner) when made or deemed made.

(c)    Any PPL Electric Party shall fail to perform or observe any covenant contained in Section 7.2 or Section 8.5 when due.

(d)    Any PPL Electric Party shall fail to perform or observe any covenant contained in Section 7.1(a)(vii), Section 7.1(b) or Section 8.3 and such failure shall continue for ten (10) consecutive Business Days following Borrower's receipt of notice of such failure from the Agent or Borrower's actual knowledge of such failure.

(e)    Any PPL Electric Party shall fail to perform or observe any other covenant or agreement under any Transaction Document (other than those referenced in Sections 9.1(a), (c) or (d)) and such failure shall continue for ten (10) consecutive Business Days following Borrower's receipt of notice of such failure from the Agent or for thirty (30) consecutive days following Borrower's actual knowledge of such failure.

(f)    Failure of Borrower to pay any Indebtedness (other than the Obligations) when due or the default by Borrower in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of Borrower shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(g)    Failure by the Servicer or PPL Transition Bond Company LLC (i) to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness beyond any period of grace provided with respect thereto, or (ii) to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Indebtedness beyond any period of grace provided with respect thereto if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity

(h)    An Event of Bankruptcy shall occur with respect to any PPL Electric Party or PPL Transition Bond Company LLC.

(i)    As at the end of any Calculation Period:

    (i)    the three-month rolling average Delinquency Ratio shall exceed 6.00%,

    (ii)    the three-month rolling average Default Ratio shall exceed 1.75%, or

    (iii)    the three-month rolling average Dilution Ratio shall exceed 2.25%.

(j)    A Change of Control shall occur.

(k)     One or more final judgments for the payment of money in an aggregate amount of $11,625 or more shall be entered against Borrower or one or more final judgments for the payment of money in an amount in excess of $20,000,000, individually or in the aggregate, shall be entered against the Servicer or PPL Transition Bond Company LLC and such judgment shall not be paid, bonded or otherwise discharged for sixty (60) consecutive days unless such judgment is stayed on appeal or otherwise being appropriately contested in good faith.

(l)    The "Termination Date" under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement or Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Borrower under the Receivables Sale Agreement.

(m)    This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Borrower, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent for the benefit of the Lenders shall cease to have a valid and perfected first priority security interest in the Collateral.

(n)    On any Settlement Date, after giving effect to the turnover of Collections by the Servicer on such date and the application thereof to the Obligations in accordance with this Agreement, the Aggregate Principal shall exceed the Borrowing Limit.

(o)    [reserved].

(p)    The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Tax Code with regard to any of the Collateral and such lien shall not have been released within seven (7) days, or the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the Collateral.

(q)    Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could reasonably be expected to cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000.

(r)    Any event shall occur which materially and adversely impairs the ability of Originator to originate Receivables of a credit quality that is at least equal to the credit quality of the Receivables sold or contributed to Borrower on the date of this Agreement or has, or could be reasonably expected to have a Material Adverse Effect (other than as defined in clause (i) of the definition thereof).

(s)    The PUC shall exercise its sequestration powers under the Competition Act with respect to Originator or the Collections.

Section 9.2    Remedies.

Upon the occurrence and during the continuation of an Amortization Event, the Agent may, or upon the direction of the Required Liquidity Banks shall, take any of the following actions: declare the Amortization Date to have occurred, whereupon the Aggregate Commitment shall immediately terminate and the Amortization Date shall forthwith occur, all without demand, protest or further notice of any kind, all of which are hereby expressly waived by each PPL Electric Party; provided, however, that upon the occurrence of an Event of Bankruptcy with respect to any PPL Electric Party, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each PPL Electric Party, exercise all rights and remedies of a secured party upon default under the UCC and other applicable laws, and notify Obligors of the Agent's security interest in the Receivables and other Collateral. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and the Lenders otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

Article X

Indemnification

Section 10.1    Indemnities by the PPL Electric Parties.

Without limiting any other rights that the Agent or any Lender may have hereunder or under applicable law, Borrower hereby agrees to indemnify (and pay upon demand to) the Agent, Blue Ridge, each of the Liquidity Banks and each of the respective assigns, officers, directors, agents and employees of the foregoing (each, an "Indemnified Party") from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including attorneys' fees (which attorneys may be employees of the Agent or such Lender) and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Lender of an interest in the Receivables, and the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer's activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (a) and (b):

(i)    Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification; or

(ii)    Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(iii)    taxes imposed by the jurisdiction in which such Indemnified Party's principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Lenders of Loans as a loan or loans by the Lenders to Borrower secured by the Receivables, the Related Security, the Collection Accounts and the Collections;

provided, however, that nothing contained in this sentence shall limit the liability of any PPL Electric Party or limit the recourse of the Lenders to any PPL Electric Party for amounts otherwise specifically provided to be paid by such PPL Electric Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Borrower shall indemnify the Agent and the Lenders for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Borrower or the Servicer) relating to or resulting from:

(A)    any representation or warranty made by any PPL Electric Party or Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(B)    the failure by Borrower, the Servicer or Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(C)    any failure of Borrower, the Servicer or Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(D)    any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(E)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the delivery of electricity related to such Receivable or the furnishing or failure to furnish such electricity;

(F)    the commingling of Collections of Receivables with, or deposit in a Collection Account at any time of, other funds;

(G)    any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Advance, the Collateral or any other investigation, litigation or proceeding relating to Borrower, the Servicer or Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(H)    any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(I)    any failure of Borrower to acquire and maintain legal and equitable title to, and ownership of any of the Collateral from Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Borrower to give reasonably equivalent value to Originator under the Receivables Sale Agreement in consideration of the transfer by Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(J)    any failure to vest and maintain vested in the Agent for the benefit of the Lenders, or to transfer to the Agent for the benefit of the Secured Parties, a valid first priority perfected security interests in the Collateral, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(K)    the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Collateral, and the proceeds thereof, whether at the time of any Advance or at any subsequent time;

(L)    any action or omission by any PPL Electric Party which reduces or impairs the rights of the Agent or the Lenders with respect to any Collateral or the value of any Collateral;

(M)    any attempt by any Person to void any Advance or the Agent's security interest in the Collateral under statutory provisions or common law or equitable action; and

(N)    the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

Section 10.2    Increased Cost and Reduced Return.

If after the date hereof, any Funding Source shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, or compliance with any request or directive (whether or not having the force of law) of any such Governmental Authority (a "Regulatory Change"): that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source's obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source's capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Agent, Borrower shall pay to the Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction.

Section 10.3    Other Costs and Expenses.

Borrower shall pay to the Agent and Blue Ridge on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of Blue Ridge's auditors auditing the books, records and procedures of Borrower, fees and out-of-pocket expenses of legal counsel for Blue Ridge and the Agent (which such counsel may be employees of Blue Ridge or the Agent) with respect thereto and with respect to advising Blue Ridge and the Agent as to their respective rights and remedies under this Agreement. Borrower shall pay to the Agent on demand any and all costs and expenses of the Agent and the Lenders, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event. Subject to the provisions of Section 10.4, Borrower shall reimburse Blue Ridge on demand for all other costs and expenses incurred by Blue Ridge ("Other Costs"), including, without limitation, the cost of auditing Blue Ridge's books by certified public accountants, the cost of rating the Commercial Paper by independent financial rating agencies, and the reasonable fees and out-of-pocket expenses of counsel for Blue Ridge or any counsel for any shareholder of Blue Ridge with respect to advising Blue Ridge or such shareholder as to matters relating to Blue Ridge's operations.

Section 10.4    Allocations.

Blue Ridge shall allocate the liability for Other Costs among Borrower and other Persons with whom Blue Ridge has entered into agreements to purchase interests in or finance receivables and other financial assets ("Other Customers"). If any Other Costs are attributable to Borrower and not attributable to any Other Customer, Borrower shall be solely liable for such Other Costs. However, if Other Costs are attributable to Other Customers and not attributable to Borrower, such Other Customer shall be solely liable for such Other Costs. All allocations to be made pursuant to the foregoing provisions of this Article X shall be made by Blue Ridge in its sole discretion and shall be binding on Borrower and the Servicer.

Article XI

The Agent

Section 11.1    Authorization and Action.

Each Lender hereby designates and appoints Wachovia to act as its agent under the Transaction Documents and under the Liquidity Agreement, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Liquidity Agreement or the Transaction Documents, together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth in the Liquidity Agreement or in any Transaction Document, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into the Liquidity Agreement or any Transaction Document or otherwise exist for the Agent. In performing its functions and duties under the Liquidity Agreement and the Transaction Documents, the Agent shall act solely as agent for the Lenders and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any PPL Electric Party or any of such PPL Electric Party's successors or assigns. The Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to the Liquidity Agreement or any Transaction Document or applicable law. The appointment and authority of the Agent hereunder shall terminate upon the indefeasible payment in full of all Obligations. Each Lender hereby authorizes the Agent to file each of the UCC financing statements on behalf of such Lender.

Section 11.2    Delegation of Duties.

The Agent may execute any of its duties under the Liquidity Agreement and each Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3    Exculpatory Provisions.

Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action lawfully taken or omitted to be taken by it or them under or in connection with the Liquidity Agreement or any Transaction Document (except for its, their or such Person's own gross negligence or willful misconduct), or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any PPL Electric Party contained in the Liquidity Agreement, any Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Liquidity Agreement or any Transaction Document or any other document furnished in connection therewith, or for any failure of any PPL Electric Party to perform its obligations under any Transaction Document, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, any Transaction Document, or to inspect the properties, books or records of the PPL Electric Parties. The Agent shall not be deemed to have knowledge of any Amortization Event or Unmatured Amortization Event unless the Agent has received notice from a PPL Electric Party or a Lender.

Section 11.4    Reliance by Agent.

The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Borrower), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under the Liquidity Agreement or any Transaction Document unless it shall first receive such advice or concurrence of Blue Ridge or the Required Liquidity Banks or all of the Lenders, as applicable, as it deems appropriate and it shall first be indemnified to its satisfaction by the Lenders, provided, that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of Blue Ridge or the Required Liquidity Banks or all of the Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 11.5    Non-Reliance on Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of any PPL Electric Party, shall be deemed to constitute any representation or warranty by the Agent. Each Lender represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Borrower and made its own decision to enter into the Liquidity Agreement, the Transaction Documents and all other documents related thereto.

Section 11.6    Reimbursement and Indemnification.

The Liquidity Banks agree to reimburse and indemnify the Agent and its officers, directors, employees, representatives and agents ratably according to their Pro Rata Shares, to the extent not paid or reimbursed by the PPL Electric Parties for any amounts for which the Agent, acting in its capacity as Agent, is entitled to reimbursement by the PPL Electric Parties hereunder and for any other expenses incurred by the Agent, in its capacity as Agent and acting on behalf of the Lenders, in connection with the administration and enforcement of the Liquidity Agreement and the Transaction Documents.

Section 11.7    Agent in its Individual Capacity.

The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower or any Affiliate of Borrower as though the Agent were not the Agent hereunder. With respect to the making of Loans pursuant to this Agreement, the Agent shall have the same rights and powers under the Liquidity Agreement and this Agreement in its individual capacity as any Lender and may exercise the same as though it were not the Agent, and the terms "Liquidity Bank," "Lender," "Liquidity Banks" and "Lenders" shall include the Agent in its individual capacity.

Section 11.8    Successor Agent.

The Agent, upon five (5) days' notice to the PPL Electric Parties and the Lenders, may voluntarily resign and may be removed at any time, with or without cause, by the Required Liquidity Lenders; provided, however, that Wachovia shall not voluntarily resign as the Agent so long as any of the Liquidity Commitments remain in effect or Blue Ridge has any outstanding Loans. If the Agent (other than Wachovia) shall voluntarily resign or be removed as Agent under this Agreement, then the Required Liquidity Lenders during such five-day period shall appoint, from among the remaining Liquidity Banks, a successor Agent, whereupon such successor Agent shall succeed to the rights, powers and duties of the Agent and the term "Agent" shall mean such successor agent, effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. Upon resignation or replacement of any Agent in accordance with this Section 11.8, the retiring Agent shall execute such UCC-3 assignments and amendments, and assignments and amendments of the Liquidity Agreement and the Transaction Documents, as may be necessary to give effect to its replacement by a successor Agent. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XI and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Article XII

Assignments; Participations

Section 12.1    Assignments.

(a)    Each of the Agent, the PPL Electric Parties and the Liquidity Banks hereby agrees and consents to the complete or partial assignment by Blue Ridge of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Liquidity Banks pursuant to the Liquidity Agreement.

(b)    Any Liquidity Bank may at any time and from time to time assign to one or more Eligible Assignees (each, a "Purchasing Liquidity Bank") all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement substantially in the form set forth in Exhibit VII hereto (an "Assignment Agreement") executed by such Purchasing Liquidity Bank and such selling Liquidity Bank; provided, however, that any assignment of a Liquidity Bank's rights and obligations hereunder shall include a pro rata assignment of its rights and obligations under the Liquidity Agreement. The consent of Blue Ridge shall be required prior to the effectiveness of any such assignment. Each assignee of a Liquidity Bank must be an Eligible Assignee and agree to deliver to the Agent, promptly following any request therefor by the Agent or Blue Ridge, an enforceability opinion in form and substance satisfactory to the Agent and Blue Ridge. Upon delivery of an executed Assignment Agreement to the Agent, such selling Liquidity Bank shall be released from its obligations hereunder and under the Liquidity Agreement to the extent of such assignment. Thereafter the Purchasing Liquidity Bank shall for all purposes be a Liquidity Bank party to this Agreement and the Liquidity Agreement and shall have all the rights and obligations of a Liquidity Bank hereunder and thereunder to the same extent as if it were an original party hereto and thereto and no further consent or action by Borrower, the Lenders or the Agent shall be required.

(c)    Each of the Liquidity Banks agrees that in the event that it shall become a Downgraded Liquidity Bank, such Downgraded Liquidity Bank shall be obliged, at the request of Blue Ridge or the Agent, to collateralize its Commitment and its Liquidity Commitment in a manner acceptable to the Agent, or assign all of its rights and obligations hereunder and under the Liquidity Agreement to an Eligible Assignee nominated by the Agent or a PPL Electric Party and acceptable to Blue Ridge and willing to participate in this Agreement and the Liquidity Agreement through the Liquidity Termination Date in the place of such Downgraded Liquidity Bank; provided that the Downgraded Liquidity Bank receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Liquidity Bank's Pro Rata Share of the Obligations owing to the Liquidity Banks.

(d)    No PPL Electric Party may assign any of its rights or obligations under this Agreement without the prior written consent of the Agent and each of the Lenders and without satisfying the Rating Agency Condition.

Section 12.2    Participations.

Any Liquidity Bank may, in the ordinary course of its business at any time sell to one or more Persons (each, a "Participant") participating interests in its Pro Rata Share of the Aggregate Commitment, its Loans, its Liquidity Commitment or any other interest of such Liquidity Bank hereunder or under the Liquidity Agreement. Notwithstanding any such sale by a Liquidity Bank of a participating interest to a Participant, such Liquidity Bank's rights and obligations under this Agreement and the Liquidity Agreement shall remain unchanged, such Liquidity Bank shall remain solely responsible for the performance of its obligations hereunder and under the Liquidity Agreement, and the PPL Electric Parties, Blue Ridge and the Agent shall continue to deal solely and directly with such Liquidity Bank in connection with such Liquidity Bank's rights and obligations under this Agreement and the Liquidity Agreement. Each Liquidity Bank agrees that any agreement between such Liquidity Bank and any such Participant in respect of such participating interest shall not restrict such Liquidity Bank's right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i).

Article XIII

Security Interest

Section 13.1    Grant of Security Interest.

To secure the due and punctual payment of the Obligations, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Amounts, in each case pro rata according to the respective amounts thereof, Borrower hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in all assets of Borrower, including, without limitation, all of Borrower's right, title and interest, whether now owned and existing or hereafter arising in and to all of the Receivables, the Related Security, the Collections and all proceeds of the foregoing, subject to Permitted Claims (collectively, the "Collateral").

Section 13.2    Termination after Final Payout Date.

Each of the Secured Parties hereby authorizes the Agent, and the Agent hereby agrees, promptly after the Final Payout Date to execute and deliver to Borrower such UCC termination statements as may be necessary to terminate the Agent's security interest in and lien upon the Collateral, all at Borrower's expense. Upon the Final Payout Date, all right, title and interest of the Agent and the other Secured Parties in and to the Collateral shall terminate.

Article XIV

Miscellaneous

Section 14.1     Waivers and Amendments.

(a)    No failure or delay on the part of the Agent or any Lender in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b)    No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b). Blue Ridge, Borrower and the Agent, at the direction of the Required Liquidity Banks, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

    (i)    without the consent of each affected Lender, extend the Liquidity Termination Date or the date of any payment or deposit of Collections by Borrower or the Servicer, reduce the rate or extend the time of payment of Interest or any CP Costs (or any component of Interest or CP Costs), reduce any fee payable to the Agent for the benefit of the Lenders, except pursuant to Article XIII hereof, change the amount of the principal of any Lender, any Liquidity Bank's Pro Rata Share or any Liquidity Bank's Commitment, amend, modify or waive any provision of the definition of Required Liquidity Banks or this Section 14.1(b), consent to or permit the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, change the definition of "Eligible Receivable," "Loss Reserve," "Dilution Reserve," "Yield Reserve," "Servicing Reserve," "Servicing Fee Rate," "Required Reserve" or "Required Reserve Factor Floor" or amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

    (ii)    without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent,

and any material amendment, waiver or other modification of this Agreement shall require satisfaction of the Rating Agency Condition. Notwithstanding the foregoing, without the consent of the Liquidity Banks, but with the consent of Borrower, the Agent may amend this Agreement solely to add additional Persons as Liquidity Banks hereunder and the Agent, the Required Liquidity Banks and Blue Ridge may enter into amendments to modify any of the terms or provisions of Article XI, Article XII, Section 14.13 or any other provision of this Agreement without the consent of Borrower. Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Lenders equally and shall be binding upon the PPL Electric Parties, the Lenders and the Agent.

Section 14.2    Notices.

Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or facsimile numbers set forth on the signature pages hereof or at such other address or facsimile number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective if given by facsimile, upon the receipt thereof, if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or if given by any other means, when received at the address specified in this Section 14.2. Borrower hereby authorizes the Agent to effect Advances and Interest Period and Interest Rate selections based on telephonic notices made by any Person whom the Agent in good faith believes to be acting on behalf of Borrower. Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an authorized officer of Borrower; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Agent, the records of the Agent shall govern absent manifest error.

Section 14.3    Ratable Payments.

If any Lender, whether by setoff or otherwise, has payment made to it with respect to any portion of the Obligations owing to such Lender (other than payments received pursuant to Section 10.2 or Section 10.3 ) in a greater proportion than that received by any other Lender entitled to receive a ratable share of such Obligations, such Lender agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Obligations held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of such Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4    Protection of Agent's Security Interest.

(a)    Borrower hereby authorizes the filing of each of the financing statements provided for in Schedule B hereto. Borrower agrees that from time to time, at its expense, it will promptly authorize and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent may request, to perfect, protect or more fully evidence the Agent's security interest in the Collateral, or to enable the Agent or Blue Ridge to exercise and enforce their rights and remedies hereunder. At any time, the Agent may, or the Agent may direct Borrower or the Servicer to, notify the Obligors of Receivables, at Borrower's expense, of the security interests of the Agent under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee. Borrower or the Servicer (as applicable) shall, at the Agent's request, withhold the identities of the Agent and the Lenders in any such notification.

(b)    If any PPL Electric Party fails to perform any of its obligations hereunder, the Agent or any Lender may (but shall not be required to) perform, or cause performance of, such obligations, and the Agent's or such Lender's costs and expenses incurred in connection therewith shall be payable by Borrower as provided in Section 10.3. Each of the PPL Electric Parties hereby authorizes the Agent to file UCC financing statements and other filing or recording documents with respect to the Receivables and Related Security (including any amendments thereto, or continuation or termination statements thereof), without the signature or other authorization of such PPL Electric Party, in such form and in such offices as the Agent reasonably determines appropriate to perfect or maintain the perfection of the security interest of the Agent hereunder, acknowledges and agrees that it is not authorized to, and will not, file UCC financing statements or other filing or recording documents with respect to the Receivables or Related Security (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Agent, consenting to the form and substance of such filing or recording document, and approves, authorizes and ratifies any filings or recordings made by or on behalf of the Agent in connection with the perfection of the security interests in favor of Borrower or the Agent.

Section 14.5    Confidentiality.

(a)    Each PPL Electric Party and each Lender shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the PPL Electric Parties, the Agent and the Lenders and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such PPL Electric Party and such Lender and its officers and employees may disclose such information to such PPL Electric Party's and such Lender's respective external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

(b)    Anything herein to the contrary notwithstanding, each PPL Electric Party hereby consents to the disclosure of any nonpublic information with respect to it to the Agent, the Liquidity Banks or Blue Ridge by each other, by the Agent or the Lenders to any prospective or actual assignee or participant of any of them and by the Agent to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to Blue Ridge and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided that each such Person is informed of the confidential nature of such information. In addition, the Lenders and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

Section 14.6    Bankruptcy Petition.

Borrower, the Servicer, the Agent and each Liquidity Bank hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Blue Ridge, it will not institute against, or join any other Person in instituting against, Blue Ridge any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 14.7    Limitation of Liability.

Except with respect to any claim arising out of the willful misconduct or gross negligence of Blue Ridge, the Agent or any Liquidity Bank, no claim may be made by any PPL Electric Party or any other Person against Blue Ridge, the Agent or any Liquidity Bank or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each PPL Electric Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 14.8    CHOICE OF LAW.

THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW.

Section 14.9    CONSENT TO JURISDICTION.

EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY PPL ELECTRIC PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY PPL ELECTRIC PARTY AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PPL ELECTRIC PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

Section 14.10    WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY PPL ELECTRIC PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 14.11    Integration; Binding Effect; Survival of Terms.

(a)    This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by any PPL Electric Party pursuant to Article V and the indemnification and payment provisions of Article X, and Section 14.5 and Section 14.6 shall be continuing and shall survive any termination of this Agreement.

Section 14.12    Counterparts; Severability; Section References.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to "Article," "Section," "Schedule" or "Exhibit" shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 14.13    Wachovia Roles.

Each of the Liquidity Banks acknowledges that Wachovia acts, or may in the future act: as administrative agent for Blue Ridge or any Liquidity Bank, as an issuing and paying agent for the Commercial Paper, to provide credit or liquidity enhancement for the timely payment for the Commercial Paper, and/or to provide other services from time to time for Blue Ridge or any Liquidity Bank (collectively, the "Wachovia Roles"). Without limiting the generality of this Section 14.13, each Liquidity Bank hereby acknowledges and consents to any and all Wachovia Roles and agrees that in connection with any Wachovia Role, Wachovia may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Blue Ridge, and the giving of notice of a mandatory purchase pursuant to the Liquidity Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

PPL RECEIVABLES CORPORATION
By: Name: Title:

Address:PPL Receivables Corporation

3993 Howard Hughes Parkway

Suite 250

Las Vegas, Nevada 89109

Attention: Christopher J. Monigle

Telephone: (702)-866-2200

Fax: (702)866-2244

PPL ELECTRIC UTILITIES CORPORATION
By: Name: Title:

Address:Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Treasurer

Telephone: (610)774-5987

Fax: (610)774-5235

[additional signatures to follow]

BLUE RIDGE ASSET FUNDING CORPORATION as Attorney-In-Fact
By: Name: Title:

Address:Blue Ridge Asset Funding Corporation

c/o Wachovia Bank, National Association

301 South College Street, TW-10

Charlotte, North Carolina 28288

Attention: Douglas R. Wilson

Telephone: (704) 374-2520

Fax: (704) 383-9579

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Liquidity Bank and as Agent
By: Name: Title:

Address:Wachovia Bank, National Association

191 Peachtree Street, N.E.

22nd Floor, Mail Code GA8088

Atlanta, Georgia 30303

Attention: John Foxgrover

Telephone: (404) 332-4223

Fax: (404) 332-5152

[end of signatures]

Exhibit I

Definitions

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Adjusted Dilution Ratio: At any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

Advance: A borrowing hereunder consisting of the aggregate amount of the several Loans made on the same Borrowing Date.

Adverse Claim: A lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person's assets or properties in favor of any other Person, other than any Permitted Claim.

Affiliate: With respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

Agent: As defined in the Preamble to this Agreement.

Agent's Account: Account #8735-098787 at Wachovia Bank, National Association, ABA #053100494.

Aggregate Commitment: On any date of determination, the aggregate amount of the Liquidity Banks' Commitments to make Loans hereunder. As of the Closing Date the Aggregate Commitment is $150,000,000.

Aggregate Principal: On any date of determination, the aggregate outstanding principal amount of all Advances outstanding on such date.

Aggregate Reduction: As defined in Section 1.3(b).

Agreement: This Credit and Security Agreement, as it may be amended or modified and in effect from time to time in accordance with the terms hereof.

Alternate Base Rate: For any day, the rate per annum equal to the higher as of such day of the Prime Rate, or one-half of one percent (0.50%) above the Federal Funds Effective Rate. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Effective Rate shall be effective on the date of each such change.

Alternate Base Rate Loan: A Loan which bears interest at the Alternate Base Rate or the Default Rate.

Alternate Supplier Charge: Any indebtedness arising out of the sale of electricity to an Obligor by, and owing to, an Energy Supplier other than Originator or any Affiliate of Originator that is invoiced by the Servicer together with the Receivables, and payments in respect of which are remitted by the Servicer to such Energy Supplier.

Amortization Date: The earliest to occur of the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, the Business Day immediately prior to the occurrence of an Event of Bankruptcy with respect to any PPL Electric Party, the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event, and the date which is thirty (30) days after the Agent's receipt of written notice from Borrower that it wishes to terminate the facility evidenced by this Agreement.

Amortization Event: As defined in Article IX.

Applicable Margin: As defined in the Fee Letter.

Assignment Agreement: As defined in Section 12.1(b).

Authorized Officer: With respect to any Person, its president, corporate controller, treasurer, assistant treasurer or chief financial officer.

Blue Ridge: As defined in the Preamble to this Agreement.

Borrower: As defined in the Preamble to this Agreement.

Borrowing Base: On any date of determination, the Net Pool Balance as of the last day of the period covered by the most recent Monthly Report, minus the Required Reserve as of the last day of the period covered by the most recent Monthly Report, and minus Deemed Collections that have occurred since the most recent Cut-Off Date to the extent that such Deemed Collections exceed the Dilution Reserve.

Borrowing Date: A Business Day on which an Advance is made hereunder.

Borrowing Limit: As defined in Section 1.1(a)(i).

Borrowing Notice: As defined in Section 1.2.

Broken Funding Costs: For any CP Rate Loan or LIBO Rate Loan which: in the case of a CP Rate Loan, has its principal reduced without compliance by Borrower with the notice requirements hereunder, in the case of a CP Rate Loan or a LIBO Rate Loan, does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice, in the case of a CP Rate Loan, is assigned under the Liquidity Agreement, or in the case of a LIBO Rate Loan, is terminated or reduced prior to the last day of its Interest Period, an amount equal to the excess, if any, of the CP Costs or Interest (as applicable) that would have accrued during the remainder of the Interest Periods or the tranche periods for Commercial Paper determined by the Agent to relate to such Loan (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the principal of such Loan if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over the sum of to the extent all or a portion of such principal is allocated to another Loan, the amount of CP Costs or Interest actually accrued during the remainder of such period on such principal for the new Loan, and to the extent such principal is not allocated to another Loan, the income, if any, actually received during the remainder of such period by the holder of such Loan from investing the portion of such principal not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Lender or Lenders agree to pay to Borrower the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.

Business Day: Any day on which banks are not authorized or required to close in New York, New York, Allentown, Pennsylvania or Atlanta, Georgia, and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

Budget Plan Receivable: Any indebtedness arising under any budget billing program whereby the Obligor pays a flat monthly payment for a 12-month period.

Budget Plan Receivable Liability Amount: On any day, the liability maintained by, or that should be maintained in accordance with GAAP, by the Originator in respect of Obligors of Budget Plan Receivables in respect of cumulative overpayments by such Obligors.

Calculation Period: A calendar month.

Capital Lease: Any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet.

Capital Lease Obligations: With respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

Change of Control: The acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 25% or more of the outstanding shares of voting stock of any PPL Electric Party or the failure at any time of PPL Corporation or its successors to own 80% or more of the outstanding shares of the voting stock in the Servicer.

Collateral: As defined in Section 13.1.

Collection Account: The Facility Account and any account of PPL Electric into which any Collections are at any time deposited.

Collection Bank: At any time, the bank maintaining a Collection Account.

Collection Curve: At any time, the then applicable "collection curve" as defined in the ITC Bond Servicing Agreement.

Collections: With respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

Commercial Paper: Promissory notes of Blue Ridge issued by Blue Ridge in the commercial paper market.

Commitment: For each Liquidity Bank, the commitment of such Liquidity Bank to make Loans to Borrower hereunder in the event the Blue Ridge elects not to fund any Advance in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Liquidity Bank's name on Schedule A to this Agreement.

Competition Act: The Electricity Generation Customer Choice and Competition Act (66 P.A. C.S. § 2801 et seq.), as amended, and any successor statute thereto.

Contingent Obligation: Of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

Contract: With respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

CP Costs: For each day, the sum of discount or interest accrued on Pooled Commercial Paper on such day, plus any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus other costs associated with funding small or odd-lot amounts with respect to all receivable financing facilities which are funded by Pooled Commercial Paper for such day, minus any accrual of income net of expenses received on such day from investment of collections received under all receivable financing facilities funded with Pooled Commercial Paper, minus any payment received on such day net of expenses in respect of Broken Funding Costs (or similar costs) related to the prepayment of any investment of Blue Ridge pursuant to the terms of any receivable purchase or financing facilities funded with Pooled Commercial Paper.

CP Rate Loan: For each Loan of Blue Ridge made to Borrower under the Agreement prior to the time, if any, when it is refinanced with a Liquidity Funding pursuant to the Liquidity Agreement, or the occurrence of an Amortization Event and the commencement of the accrual of Interest thereon at the Default Rate.

Credit and Collection Practices: Borrower's credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VIII hereto, as modified from time to time in accordance with this Agreement.

CTC Receivables: All indebtedness and other obligations owed to Originator related to or arising out of Originator's recovery of Competitive Transition Charges (as defined in Section 2803 of the Competition Act).

Cut-Off Date: The last day of a Calculation Period.

Days Sales Outstanding: As of any day, an amount equal to the product of 91, multiplied by the amount obtained by dividing the aggregate outstanding balance of Receivables as of the most recent Cut-Off Date, by the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

Deemed Collections: Collections deemed received by Borrower under Section 1.4(a).

Default Horizon Ratio: As of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing the aggregate sales generated by Originator during the four Calculation Periods ending on such Cut-Off Date, by the Net Pool Balance as of such Cut-off Date.

Default Rate: A rate per annum equal to the sum of the Alternate Base Rate plus 2.00%, changing when and as the Alternate Base Rate changes.

Default Ratio: As of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing the total amount of Receivables which became Defaulted Receivables during the Calculation Period that includes such Cut-Off Date, by the aggregate sales generated by Originator during the Calculation Period occurring four months prior to the Calculation Period ending on such Cut-Off Date.

Defaulted Receivable: A Receivable: as to which the Obligor thereof has suffered an Event of Bankruptcy; which, consistent with the Credit and Collection Practices, would be written off Borrower's books as uncollectible; or as to which any payment, or part thereof, remains unpaid for 121 days or more from the original invoice date for such payment.

Delinquency Ratio: At any time, a percentage equal to the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time divided by the aggregate Outstanding Balance of all Receivables at such time.

Delinquent Receivable: A Receivable as to which any payment, or part thereof, remains unpaid for 91-120 days from the original invoice date for such payment.

Deposit Receivable: Any indebtedness arising in respect of any obligation of an Obligor to pay a security or other deposit to Originator in respect of the delivery to such Obligor by Originator of any services.

Designated Obligor: An Obligor indicated by the Agent to Borrower in writing.

Dilution: The amount of any reduction or cancellation of the Outstanding Balance of a Receivable as described in Section 1.4(a).

Dilution Horizon Ratio: As of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing the aggregate sales generated by the Originators during the Calculation Period ending on such Cut-Off Date, by the Net Pool Balance as of such Cut-Off Date.

Dilution Ratio: As of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing the total amount of decreases in Outstanding Balances due to Dilutions during the Calculation Period ending on such Cut-Off Date, by the aggregate sales generated by the Originators during the Calculation Period immediately preceding the Calculation Period ending on such Cut-Off Date.

Dilution Reserve: For any Calculation Period, the product (expressed as a percentage) of:

    (i)    the sum of (A) two (2) times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (B) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, times

    (ii)    the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.

Dilution Volatility Component: The product (expressed as a percentage) of the difference between the highest three (3)-month rolling average Dilution Ratio over the past 12 Calculation Periods and the Adjusted Dilution Ratio, and a fraction, the numerator of which is equal to the amount calculated in (i)(A) of this definition and the denominator of which is equal to the amount calculated in (i)(B) of this definition.

Downgraded Liquidity Bank: A Liquidity Bank with a rating of its short-term securities lower than (1) A-1 by S&P and (ii) P-1 by Moody's.

Downgrading Event: With respect to any Person means the lowering of the long-term issuer rating or senior secured long-term debt rating of such Person to below BBB- by S&P, or Baa3 by Moody's or the withdrawal by either S&P or Moody's of such rating of such Person.

Dual Month Revenue Adjustment: For each Calculation Period, the aggregate Outstanding Balance of all Receivables, Nuclear Decommissioning Receivables and ITC Receivables generated between the first Business Day of such Calculation Period and the third Business Day of such Calculation Period (both inclusive).

ECP Contract Payments: All fixed monthly payments and any other monies payable to PPL Electric, as seller, for an energy conservation project pursuant to that certain Master Purchase Agreement, dated as of July 1, 1999, between PPL Electric (f/k/a PP&L, Inc.), as seller, and BLC Corporation, as purchaser.

Eligible Assignee: A commercial bank having a combined capital and surplus of at least $250,000,000 with a rating of its (or its holding company's) short-term securities equal to or higher than A-1 by S&P and P-1 by Moody's.

Eligible Receivable: At any time, a Receivable, including, prior to the occurrence of a Downgrading Event with respect to the Servicer, Unbilled Receivables:

    (i)    the Obligor of which if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; is not an Affiliate of any of the parties hereto; is a government or a governmental subdivision or agency; provided, however, that Receivables as to which the Obligor is a government or a governmental subdivision or agency may account for no more than 10% of the aggregate Outstanding Balance of all Eligible Receivables as of any date of determination; and is not a Designated Obligor,

    (ii)    [reserved],

    (iii)    which is not owing from an Obligor as to which more than 25% of the aggregate Outstanding Balance of all Receivables owing from such Obligor are Defaulted Receivables,

    (iv)    which is not a Delinquent Receivable or a Defaulted Receivable,

    (v)    except for Unbilled Receivables prior to the occurrence of a Downgrading Event with respect to the Servicer, which by its terms is due and payable within thirty (30) days of the original billing date therefor and has not had its payment terms extended more than once,

    (vi)    which is an "account" or "payment intangible" within the meaning of Section 9-102(a)(2), Section 9-102(61) and Section 9-102(a)(11), respectively, of the UCC of all applicable jurisdictions,

    (vii)    which is denominated and payable only in United States dollars in the United States,

    (viii)    which arises under a Contract in substantially the form of one of the form contracts set forth on Exhibit X hereto or otherwise approved by the Agent in writing, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense,

    (ix)    which arises under a Contract which does not require the Obligor under such Contract to consent to the transfer, sale, pledge or assignment of the rights and duties of Originator or any of its assignees under such Contract and does not contain a confidentiality provision that purports to restrict the ability of any Lender to exercise its rights under this Agreement, including, without limitation, its right to review the Contract,

    (x)    which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the provision of services by Originator,

    (xi)    which, together with the Contract related thereto, does not contravene in any material way any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

    (xii)    which satisfies all applicable requirements of the Credit and Collection Practices in all material respects,

    (xiii)    which was generated in the ordinary course of Originator's business,

    (xiv)    which arises solely from the delivery of electricity to the related Obligor by Originator, and not by any other Person (in whole or in part),

    (xv)    as to which the Agent has not notified Borrower that the Agent has determined that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not acceptable to the Agent,

    (xvi)    which is not subject to any dispute, counterclaim, right of rescission, set-off, counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against Originator or any other Adverse Claim; provided, however, that if such dispute, offset, counterclaim or defense affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected, and provided, further, that Receivables of any Obligor which has any accounts payable by Originator or by a wholly-owned Subsidiary of Originator (thus giving rise to a potential offset against such Receivables) may be treated as Eligible Receivables to the extent that the Obligor of such Receivables has agreed pursuant to a written agreement in form and substance satisfactory to the Agent, that such Receivables shall not be subject to such offset,

    (xvii)    as to which Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

    (xviii)    as to which each of the representations and warranties contained in Section 5.1(f), Section 5.1(h), Section 5.1(i), Section 5.1(q), Section 5.1(r), Section 5.1(s) and Section 5.1(t) is true and correct,

    (xix)    all right, title and interest to and in which has been validly transferred by Originator directly to Borrower under and in accordance with the Receivables Sale Agreement, and Borrower has good and marketable title thereto free and clear of any Adverse Claim, and

    (xx)    which is not an Ineligible Receivable.

Energy Supplier: Any Person who is not the Originator.

Environmental Laws: Any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or other written governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or Hazardous Substances or wastes.

ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

ERISA Group: The Originator and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Originator, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code.

Event of Bankruptcy: Shall be deemed to have occurred with respect to a Person if either:

    (i)    a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

    (ii)    such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

Facility Account: Borrower's account no. 9-990-011 at Mellon Bank, N.A.

Facility Termination Date: The earlier of the Liquidity Termination Date and the Amortization Date.

Federal Bankruptcy Code: Title 11 of the United States Code entitled "Bankruptcy," as amended and any successor statute thereto.

Federal Funds Effective Rate: For any period, a fluctuating interest rate per annum for each day during such period equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (New York time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

Fee Letter: That certain letter agreement dated as of the date hereof among Borrower, PPL Electric and the Agent, as it may be amended or modified and in effect from time to time.

Final Payout Date: The date on which all Obligations have been paid in full and the Aggregate Commitment has been terminated.

Finance Charges: With respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

Five-Year Credit Agreement: That certain Five-Year Credit Agreement, dated as of June 22, 2004, by and among Originator, the Lenders from time to time party thereto, Wachovia Bank, National Association, Barclays Bank PLC, Citibank, N.A., Wachovia Securities, Inc., CitiGroup Global Markets, Inc., JPMorgan Chase Bank and Bank One, N.A., as may be amended from time to time.

Fixed Daily Amount:    An amount equal to the estimated daily collections allocable to the ITC Receivables (which amount shall be determined by the Servicer based upon the Collection Curve and adjusted annually) and the Nuclear Decommissioning Receivables (which amount shall be, with respect to any month, the dollar amount for such month set forth in the amortization schedule attached as Exhibit VI hereto).

Funding Agreement: this Agreement, the Liquidity Agreement and any other agreement or instrument executed by any Funding Source with or for the benefit of Blue Ridge.

Funding Source: any Liquidity Bank or any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Blue Ridge.

GAAP: At any time, generally accepted accounting principles in effect in the United States of America at such time.

GENCO Receivable: Any Receivable arising out of the supply of electricity to an Obligor on a wholesale basis by Originator.

Governmental Authority: Any federal, state or local government, authority, agency, central bank, quasi-governmental authority, court or other body or entity, and any arbitrator with authority to bind a party at law.

Guarantee: Of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

Hazardous Substances: Any toxic, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

Indebtedness: Of any Person means, without duplication, all obligations of such Person for borrowed money, all obligations of such Person with respect to deposits or advances of any kind, all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, all Guarantees by such Person of Indebtedness of others, all Capital Lease Obligations and Synthetic Leases of such Person, all obligations of such Person in respect of Interest Rate Protection Agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (the amount of any such obligation to be the net amount that would be payable upon the acceleration, termination or liquidation thereof) and all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances; provided, however, that "Indebtedness" of such Person does not include obligations of such Person under any installment sale, conditional sale or title retention agreement or any other agreement relating to obligations for the deferred purchase price of property or services obligations under agreements relating to the purchase and sale of any commodity, including any power sale or purchase agreements, any commodity hedge or derivative (regardless of whether any such transaction is a "financial" or physical transaction), any trade obligations or other obligations of such Person incurred in the ordinary course of business or obligations of such Person under any lease agreement (including any lease intended as security) that is not a Capital Lease or a Synthetic Lease.

Indemnified Amounts: As defined in Section 10.1.

Indemnified Party: As defined in Section 10.1.

Independent Director: A member of the Board of Directors of Borrower who is not at such time, and has not been at any time during the preceding five (5) years: a creditor, supplier, director, officer, employee, family member, manager or contractor of PPL Electric, Originator or any of their respective Subsidiaries or Affiliates (other than Borrower), a direct or indirect or beneficial owner, excluding de minimus ownership interests, (at the time of such individual's appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of Borrower, PPL Electric, Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights, or a person who controls (whether directly, indirectly or otherwise), PPL Electric, Originator or any of their respective Subsidiaries or Affiliates (other than Borrower) or any creditor, supplier, employee, officer, director, manager or contractor of PPL Electric, Originator or any of their respective Subsidiaries or Affiliates (other than Borrower).

Ineligible Receivables: All Alternate Supplier Charges, Deposit Receivables, GENCO Receivables, Ineligible Unbilled Receivables, Late Payment Receivables, On-Track Receivables, Operation Help Receivables, Payment Agreement Receivables, Transferred Receivables and following the occurrence of a Downgrading Event with respect to the Servicer, all Unbilled Receivables.

Ineligible Unbilled Receivable: Any Unbilled Receivable, which Unbilled Receivable if billed would constitute a Payment Agreement Receivable, an On-Track Receivable or an Alternate Supplier Charge.

Interest: For each respective Interest Period relating to Loans of the Liquidity Banks, an amount equal to the product of the applicable Interest Rate for each Loan multiplied by the principal of such Loan for each day elapsed during such Interest Period, annualized on a 360 day basis.

Interest Period: With respect to any Loan held by a Liquidity Bank:

    (i)    if Interest for such Loan is calculated on the basis of the LIBO Rate, a period of one (1), two (2), three (3) or six (6) months, or such other period as may be mutually agreeable to the Agent and Borrower, commencing on a Business Day selected by Borrower or the Agent pursuant to this Agreement. Such Interest Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Interest Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Interest Period shall end on the last Business Day of such succeeding month; or

    (ii)    if Interest for such Loan is calculated on the basis of the Alternate Base Rate, a period commencing on a Business Day selected by Borrower and agreed to by the Agent, provided that no such period shall exceed one month.

If any Interest Period would end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that in the case of Interest Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day. In the case of any Interest Period for any Loan which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Interest Period shall end on the Amortization Date. The duration of each Interest Period which commences after the Amortization Date shall be of such duration as selected by the Agent.

Interest Rate: With respect to each Loan of the Liquidity Banks, the LIBO Rate, the Alternate Base Rate or the Default Rate, as applicable.

Interest Rate Protection Agreements: Any agreement providing for an interest rate swap, cap or collar, or any other financial agreement designed to protect against fluctuations in interest rates.

Interest Reserve: For any Calculation Period, the product (expressed as a percentage) of 1.5 times the Alternate Base Rate as of the immediately preceding Cut-Off Date times a fraction the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

ITC Bonds: Each series of Transition Bonds issued pursuant to the ITC Indenture and any related series supplements, as authorized by the PUC under Section 2812 of the Competition Act.

ITC Bond Documents: That certain Indenture, dated as of August 10, 1999 (the "ITC Indenture"), by and between PPL Transition Bond Company LLC and The Bank of New York, the ITC Bonds Servicing Agreement and each other Basic Document (as defined in the ITC Indenture), as each may be amended, supplemented, modified or amended and restated, and all other documents related thereto.

ITC Bonds Servicer: At any time the Person designated as "Servicer" (as defined in the ITC Bonds Servicing Agreement) pursuant to the ITC Bonds Servicing Agreement.

ITC Bonds Servicing Agreement: That certain Intangible Transition Property Servicing Agreement, dated as of August 10, 1999, by and between PPL Transition Bond Company LLC and PPL Electric, as such may be amended, supplemented, modified or amended and restated.

ITC Receivables: All "Intangible Transition Property", "Intangible Transition Charges" and "ITC Collections" (each as defined in the ITC Bonds Servicing Agreement) and all accounts receivable, payment intangibles and general intangibles arising in connection with the "Collateral" (as defined in the ITC Indenture).

Late Payment Receivables: Any indebtedness of Obligors pertaining to Receivables constituting late payment fees and/or service charges.

Lender: Blue Ridge and each Liquidity Bank.

LIBO Rate: For any Interest Period, the rate per annum determined on the basis of the offered rate for deposits in U.S. dollars of amounts equal or comparable to the principal amount of the related Loan offered for a term comparable to such Interest Period, which rates appear on a Bloomberg L.P. terminal, displayed under the address "US0001M <Index> Q <Go>" effective as of 11:00 A.M., London time, two (2) Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the LIBO Rate for such Interest Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two major banks in New York, New York, selected by the Agent, at approximately 10:00 a.m.(New York time), two (2) Business Days prior to the first day of such Interest Period, for deposits in U.S. dollars offered by leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Loan, divided by one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Interest Period plus the Applicable Margin. The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

LIBO Rate Loan: A Loan which bears interest at the LIBO Rate.

Liquidity Agreement: That certain Liquidity Asset Purchase Agreement dated as of August 1, 2004, by and among Blue Ridge, the Agent and the Liquidity Banks from time to time party thereto, as the same may be amended, restated and/or otherwise modified from time to time in accordance with the terms thereof.

Liquidity Banks: As defined in the Preamble in this Agreement.

Liquidity Commitment: As to each Liquidity Bank, its commitment under the Liquidity Agreement (which shall equal 102% of its Commitment hereunder).

Liquidity Funding: a purchase made by any Liquidity Bank pursuant to its Liquidity Commitment of all or any portion of, or any undivided interest in, a Blue Ridge Loan, or any Loan made by a Liquidity Bank in lieu of Blue Ridge pursuant to Section 1.1.

Liquidity Termination Date: The earlier to occur of the following:

    (i)    the date on which the Liquidity Banks' Liquidity Commitments expire, cease to be available to Blue Ridge or otherwise cease to be in full force and effect; or

    (ii)    the date on which a Liquidity Bank shall have become a Downgraded Liquidity Bank and shall have continued as a Downgraded Liquidity Bank for not less than thirty (30) days, and either the Downgraded Liquidity Bank shall not have been replaced by an Eligible Assignee pursuant to the Liquidity Agreement, or the Liquidity Commitment of such Downgraded Liquidity Bank shall not have been funded or collateralized in such a manner that will avoid a reduction in or withdrawal of the credit rating applied to the Commercial Paper to which such Liquidity Agreement applies by any of the rating agencies then rating such Commercial Paper.

Loan: Any loan made by a Lender to Borrower pursuant to this Agreement (including, without limitation, any Liquidity Funding). Each Loan shall either be a CP Rate Loan, an Alternate Base Rate Loan or a Eurodollar Rate Loan, selected in accordance with the terms of this Agreement.

Loss Reserve: For any Calculation Period, the product (expressed as a percentage) of 2.0, times the highest three-month rolling average Default Ratio during the twelve (12) Calculation Periods ending on the immediately preceding Cut-Off Date, times the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

Material Adverse Effect: A material adverse effect on the financial condition or operations of any PPL Electric Party and its Subsidiaries, the ability of any PPL Electric Party to perform its obligations under this Agreement, the legality, validity or enforceability of this Agreement or any other Transaction Document, the Agent's security interest, for the benefit of the Secured Parties, in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or the collectability of the Receivables generally or of any material portion of the Receivables.

Material Indebtedness: Indebtedness of any Person in a principal or face amount exceeding $50,000,000.

Material Plan: At any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

Monthly Report: A report, in substantially the form of Exhibit IX hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

Monthly Reporting Date: The 15th day of each month after the date of this Agreement (or if any such day is not a Business Day, the next succeeding Business Day thereafter).

Moody's: Moody's Investors Service, Inc.

Multiemployer Plan: At any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

Net Pool Balance: At any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Obligor Concentration Limit for such Obligor the aggregate Budget Plan Receivable Liability Amount and the Dual Month Revenue Adjustment.

Net Worth: As defined in the Receivables Sale Agreement.

Nuclear Decommissioning Receivables: The CTC Receivables arising out of the Originator's recovery of the portion of the Competitive Transition Charges that has been designated for the funding of the decommissioning of the Susquehanna Nuclear Power Plant.

Obligations: As defined in Section 2.1.

Obligor: A Person obligated to make payments pursuant to a Contract.

Obligor Concentration Limit: At any time, in relation to the aggregate Outstanding Balance of Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit shall be determined as follows for Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody's (or in the absence thereof, the equivalent long term unsecured senior debt ratings), the applicable concentration limit shall be determined according to the following table:

S&P Rating	Moody's Rating	Allowable % of Eligible Receivables
A-1+	P-1	10%
A-1	P-1	8%
A-1	P-2	6%
A-2	P-1	6%
A-2	P-2	6%
A-2	P-3	6%
A-3	P-2	3%
A-3	P-3	3%
Below A-3 or Not Rated by either S&P or Moody's	Below P-3 or Not Rated by either S&P or Moody's	2%

; provided, however, that (i) if any Obligor has a split rating, the applicable rating will be the lower of the two, (ii) if any Obligor is not rated by either S&P or Moody's, the applicable Obligor Concentration Limit shall be the one set forth in the last line of the table above, and (iii) subject to satisfaction of the Rating Agency Condition and/or an increase in the percentage set forth in clause (i)(A) of the definition of "Required Reserve," upon Borrower's request from time to time, the Agent may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates (each such higher percentage, a "Special Concentration Limit"), it being understood that any Special Concentration Limit may be cancelled by the Agent upon not less than five (5) Business Days' written notice to the PPL Electric Parties.

On-Track Receivable: Any Receivable arising out of the sale of electricity to an Obligor by Originator which Obligor pays a flat monthly fee for such electricity, which monthly fee is less than the full amount invoiced therefor, with the difference between the amount invoiced to the Obligor and the amount paid by the Obligor written off by Originator.

Operation Help Receivable: Any amounts accrued as a result of voluntary payments to Originator by Obligors to offset Originator's cost of providing electricity to underprivileged families.

Organizational Documents: For any Person, the documents for its formation and organization, which, for example, for a corporation are its corporate charter and bylaws, for a partnership are its certificate of partnership (if applicable) and partnership agreement, for a limited liability company are its certificate of formation or organization and its operating agreement, regulations or the like and for a trust is the trust agreement, declaration of trust, indenture or bylaws under which it is created.

Originator: PPL Electric Utilities Corporation (f/k/a PP&L, Inc.), in its capacity as a seller under the Receivables Sale Agreement.

Outstanding Balance: Of any Receivable at any time means the then outstanding principal balance thereof.

Participant: As defined in Section 12.2.

Payment Agreement Receivable: Any Receivable arising out of the sale of electricity to an Obligor by Originator for which individualized payment arrangements have been agreed to by such Obligor and Originator because of such Obligor's negative payment history.

PBGC: The Pension Benefit Guaranty Corporation, or any successor thereto.

Permitted Claims: Solely with respect to the Records, any rights, claims, liens, security interests or encumbrances of the trustees which may arise pursuant to the PPL Electric Mortgages.

Person: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

Plan: At any time an employee pension benefit plan (including a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

Pooled Commercial Paper: Commercial Paper notes of Blue Ridge subject to any particular pooling arrangement by Blue Ridge, but excluding Commercial Paper issued by Blue Ridge for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by Blue Ridge.

PPL Electric: PPL Electric Utilities Corporation.

PPL Electric Mortgages: as defined in Section 5.1(k).

PPL Electric Parties: As defined in the preamble to this Agreement.

Prime Rate: A rate per annum equal to the prime rate of interest announced from time to time by Wachovia (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

Pro Rata Share: For each Liquidity Bank, a percentage equal to the Commitment of such Liquidity Bank, divided by the Aggregate Commitment.

Proposed Reduction Date: As defined in Section 1.3(a).

PUC: The Commonwealth of Pennsylvania Public Utility Commission.

PUC Order: The order of the PUC, dated March 18, 2004, authorizing each PPL Electric Party to enter this Agreement and each other Transaction Document.

Purchasing Liquidity Bank: As defined in Section 12.1(b).

Rating Agency Condition: That Blue Ridge has received written notice from S&P and Moody's that an amendment, a change or a waiver will not result in a withdrawal or downgrade of the then current ratings on Blue Ridge's Commercial Paper.

Receivable: All indebtedness and other obligations owed to Borrower or Originator, excluding the ITC Receivables, the Nuclear Decommissioning Receivables and the ECP Contract Payments (at the time such indebtedness or other obligation arises, and before giving effect to any transfer or conveyance under the Receivables Sale Agreement) or in which Borrower or an Originator has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, payment intangible, instrument or general intangible, arising in connection with the sale of electricity to an Obligor by the Originator, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Borrower treats such indebtedness, rights or obligations as a separate payment obligation.

Receivables Sale Agreement: That certain Receivables Sale Agreement, dated as of August 1, 2004, by and between Originator and Borrower, as the same may be amended, restated or otherwise modified from time to time.

Records: With respect to any Receivable, all documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights but excluding Contracts) relating to such Receivable, any Related Security therefor and the related Obligor.

Reduction Notice: As defined in Section 1.3.

Regulatory Change: As defined in Section 10.2.

Related Security: All of Borrower's right, title and interest in, to and under the Receivables Sale Agreement and with respect to any Receivable:

    (i)    all security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

    (ii)    all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

    (iii)    all Contracts associated with such Receivable,

    (iv)    all Records related to such Receivable,

    (v)    all of Borrower's right, title and interest in, to and under the Receivables Sale Agreement in respect of such Receivable, and

    (vi)    all proceeds of any of the foregoing.

Required Capital Amount: As defined in the Receivables Sale Agreement.

Required Liquidity Banks: At any time, Liquidity Banks with Commitments in excess of 66-2/3% of the Aggregate Commitment.

Required Notice Period: The number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

Aggregate Reduction	Required Notice Period
< 25% of the Aggregate Commitment	2 Business Days
> 25% but < 50% of the Aggregate Commitment	5 Business Days
> 50% of Aggregate Commitment	10 Business Days

Required Reserve: On any day during a Calculation Period, the product of the greater of the Required Reserve Factor Floor and the sum of the Loss Reserve, the Interest Reserve, the Dilution Reserve and the Servicing Reserve, times the Net Pool Balance as of the Cut-Off Date immediately preceding such Calculation Period.

Required Reserve Factor Floor: As defined in the Fee Letter.

Restricted Junior Payment: any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Borrower, any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Borrower now or hereafter outstanding, any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans, any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Borrower now or hereafter outstanding, and any payment of management fees by Borrower (except for reasonable management fees to any Originator or its Affiliates in reimbursement of actual management services performed).

Review: As defined in Section 7.1(d)(ii).

S&P: Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

Secured Parties: All of the Lenders, the Agent and their respective successors and assigns.

Servicer: At any time the Person (which may be the Agent) then authorized pursuant to Section 8.1 to service, administer and collect Receivables.

Servicer Default: The occurrence of any Amortization Event with respect to the Servicer or the Originator described in Sections 9.1(a), (b), (d), (e), (h), (j), (k) or (m); and/or any Amortization Event described in Sections 9.1(c), (g), (i), (p), (q), (r) or (s).

Servicer Replacement Event: The occurrence of any of the events described in Section 8.1(c).

Servicing Fee: For each day in a Calculation Period:

    (i)    an amount equal to the Servicing Fee Rate (or, at any time while PPL Electric or one of its Affiliates is the Servicer, such lesser percentage as may be agreed between Borrower and the Servicer on an arms' length basis based on then prevailing market terms for similar services), times the aggregate Outstanding Balance of all Receivables at the close of business on the Cut-Off Date immediately preceding such Calculation Period, times 1/360; or

    (ii)    on and after the Servicer's reasonable request made at any time when PPL Electric or one of its Affiliates is no longer acting as Servicer hereunder, an alternative amount specified by the successor Servicer not exceeding 110% of such Servicer's reasonable costs and expenses of performing its obligations under this Agreement during the preceding Calculation Period, divided by the number of days in the current Calculation Period.

Servicing Fee Rate: 1.0% per annum.

Servicing Reserve: For any Calculation Period, the product (expressed as a percentage) of the Servicing Fee Rate, times a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent twelve (12) Calculation Periods and the denominator of which is 360.

Settlement Date: the 2nd Business Day after each Monthly Reporting Date, and the last day of the relevant Interest Period in respect of each Loan of the Liquidity Banks.

Settlement Period: in respect of each Loan of Blue Ridge, the immediately preceding Calculation Period, and in respect of each Loan of the Liquidity Banks, the entire Interest Period of such Loan.

Subordinated Loan: As defined in the Receivables Sale Agreement.

Subordinated Note: As defined in the Receivables Sale Agreement.

Subsidiary: Of a Person means any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

Synthetic Lease: Any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

Tax Code: The Internal Revenue Code of 1986, as the same may be amended from time to time.

Termination Date: As defined in the Receivables Sale Agreement.

Terminating Tranche: As defined in Section 4.3(b).

Transaction Documents: Collectively, this Agreement, each Borrowing Notice, the Receivables Sale Agreement, the Fee Letter, the Subordinated Note and all other instruments, documents and agreements executed and delivered in connection herewith.

Transferred Receivable: Any Receivable arising out of the sale of electricity to an Obligor by Originator, which Receivable is transferred from such Obligor's account to a new account established by such Obligor because the related Obligor changed its place of residence, disconnected electric service or otherwise closed such prior account.

UCC: The Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

Unbilled Receivable: Any Receivable arising out of the sale of electricity to an Obligor by Originator, but for which an invoice has not yet been sent to the applicable Obligor; provided, that if an invoice for such amount is not mailed to such Obligor with in thirty (30) days after the rendering of such services, such Receivables shall not be an "Unbilled Receivable" and shall not be an Eligible Receivable.

Unfunded Liabilities: With respect to any Plan at any time, the amount (if any) by which the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

Unmatured Amortization Event: An event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

Wachovia: Wachovia Bank, National Association in its individual capacity.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.